Exhibit 2.5

STOCK PURCHASE AGREEMENT

dated November 1, 2007

by and among

ABX HOLDINGS, INC.,

CHI ACQUISITION CORP.

CARGO HOLDINGS INTERNATIONAL, INC.

THE SIGNIFICANT SHAREHOLDERS NAMED HEREIN

and

THE PARTIES SUBSEQUENTLY JOINING HERETO

PURSUANT TO JOINDER AGREEMENTS

		Page
11.11	Obligations of ABX and Cargo	88
11.12	Captions	88
11.13	Specific Performance	88
11.14	Appointment of Sellers Representative	88

EXHIBITS

A. Form of Escrow Agreement
B. Net Asset Value Accounting Principles and Practices
C. Form of FIRPTA Certificate
D. Examples of Operation of Section 9.10(a)

ANNEXES

I. Significant Shareholder Relative Consideration Percentage

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), is dated November 1, 2007, by and among ABX HOLDINGS, INC., a Delaware corporation (“ABX”), CHI ACQUISITION CORP., a Florida corporation and a wholly-owned subsidiary of ABX (“Acquisition”), CARGO HOLDINGS INTERNATIONAL, INC., a Florida corporation (“Cargo”), the Significant Shareholders who are signatories hereto and the Persons who hereafter become a party hereto pursuant to the execution and delivery of Joinder Agreements.

W I T N E S S E T H :

WHEREAS, the respective Boards of Directors of ABX, Acquisition and Cargo have each determined that the transactions contemplated by this Agreement are advisable and in the best interests of their respective shareholders and have adopted and approved this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of this Agreement, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definition of Certain Terms.

When used in this Agreement, the following terms shall have the following meanings:

ABX: as defined in the preamble to this Agreement.

ABX Air: means ABX Air, Inc., a Delaware corporation.

ABX Common Stock: means the common stock of ABX, par value $0.01 per share.

ABX Common Stock Value: means $6.49.

ABX Disclosure Schedule: means the disclosure schedule of even date with this Agreement delivered by ABX and Acquisition to Cargo and the Significant Shareholders concurrently with the execution and delivery of this Agreement.

ABX Financial Statements: as defined in Section 6.6(b).

ABX Holding Company Reorganization: means that certain reorganization that is to occur prior to the Closing of the transactions contemplated by this Agreement, pursuant to which ABX shall become the parent of ABX Air.

ABX Indemnification Cap: means $10,000,000.

ABX Indemnified Parties: as defined in Section 9.3.

ABX Material Adverse Effect: means a Material Adverse Effect with respect to ABX and its Affiliates taken as a whole.

ABX SEC Reports: as defined in Section 6.6(a).

Accounting Firm: as defined in Section 7.5(c).

Acquired Companies: means Cargo and each of its Subsidiaries.

Acquired Company: means any one of the Acquired Companies.

Acquisition: as defined in the preamble to this Agreement.

Acquisition Proposal: as defined in Section 7.1(c)(i)(A).

Action: means any civil, criminal, administrative, arbitration or mediation claim, demand, complaint, protest, charge, proceeding, suit, action, hearing or investigation (and appeals therefrom) before any Governmental Authority or any arbitrator or mediator.

Adjustment Amount: means $14,000,000.

Affiliate: with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Agreement: as defined in the preamble to this Agreement.

Applicable Law: means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, regulation or Order of any Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors or employees (in connection with such officer’s, director’s or employee’s activities on behalf of such Person or any of its Affiliates).

Audit Distribution Date: as defined in Section 9.11(b).

Basket: means $2,500,000.

Benefit Arrangements: as defined in Section 5.18(c).

Business Day: means any day other than a Saturday, Sunday, federal holiday, or a day on which banks are required or authorized to close in the City of New York or in the State of Ohio.

Cargo: as defined in the preamble to this Agreement.

Cargo Aircraft: as defined in Section 5.22(a).

Cargo Aircraft Acquisition Contracts: as defined in Section 5.22(b).

Cargo Aircraft Fuel Contracts: as defined in Section 5.13(a).

Cargo Aircraft Maintenance Contracts: as defined in Section 5.13(a).

Cargo Aircraft Modification Contracts: as defined in Section 5.13(a).

Cargo Certificates: a certificate or certificates that immediately prior to the Closing represent outstanding Cargo Common Shares.

Cargo Common Share: shall mean a share of Class A Common Stock or Class X Common Stock, par value $.001 per share, of Cargo.

Cargo Collective Bargaining Agreements: as defined in Section 5.17(a).

Cargo Disclosure Schedule: means the disclosure schedule of even date with this Agreement delivered by Cargo and the Significant Shareholders to ABX and Acquisition concurrently with the execution and delivery of this Agreement.

Cargo Engines: as defined in Section 5.22(a).

Cargo Leased Aircraft Contracts: as defined in Section 5.13(a).

Cargo Leased Engine Contracts: as defined in Section 5.13(a).

Cargo Material Adverse Effect: means a Material Adverse Effect with respect to Cargo and its Subsidiaries taken as a whole.

Cargo Options: as defined in Section 3.1(b).

Cargo Permits: as defined in Section 5.20(b).

Cargo Warrants: as defined in Section 3.1(c).

Closing: as defined in Section 2.1.

Closing Balance Sheet: as defined in Section 7.5(d).

Closing Date: as defined in Section 2.1.

Closing Date Numerator for Per Share Cash Amount Calculation: means $251,000,000 plus (a) the aggregate exercise price of all of the outstanding Cargo Options immediately prior to the Closing, plus (b) the aggregate exercise price of all of the outstanding Cargo Warrants immediately prior to the Closing, minus (c) the Indemnity Escrow Amount, minus (d) the amount, if any, by which the Target Net Asset Value exceeds the Estimated Net Asset Value, plus (e) the amount, if any, by which the Estimated Net Asset Value exceeds the Target Net Asset Value, plus (f) the Adjustment Amount.

Closing Date Option Consideration: as defined in Section 3.1(b).

Closing Date Warrant Consideration: as defined in Section 3.1(c).

Closing Net Asset Adjustment: as defined in Section 7.5(e).

Closing Statement: as defined in Section 3.2(a).

Code: the Internal Revenue Code of 1986, as amended.

Commitment Letter: as defined in Section 6.9.

Confidentiality Agreement: as defined in Section 7.2(c).

Contract: means each written or oral contract, lease, license, note, mortgage, indenture, arrangement and other agreement (including any amendments or other modifications thereto) to which any Acquired Company is a party or by which any Acquired Company or any of their respective assets are bound.

Current Premium: as defined in Section 7.10(c).

Determination Date: as defined in Section 7.5(e).

D&O Insurance: as defined in Section 7.10(c).

DOD: means the United State Department of Defense.

DOJ: means the United States Department of Justice.

DOT: means the United States Department of Transportation.

Downward Closing Net Asset Adjustment: as defined in Section 7.5(e).

Environmental Action: refers to any Action or summons, citation, notice, directive, order, claim, or other communication from any Governmental Authority or other Person involving a Hazardous Discharge or any violation of any Permit or Environmental Laws.

Environmental Law: each and every Applicable Law pertaining to the protection of human health and safety or the environment, including, without limitation,

the Comprehensive Environmental Response Compensation and Liability Act (CERCLA), 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. 6901 et seq., the Toxic Substances Control Act (TSCA), 15 U.S.C. 2601 et seq., the Water Pollution Control Act (FWPCA), 33 U.S.C. 1251 et seq., and the Occupational Safety and Health Act (OSHA), 42 U.S.C. 655.

Environmental Permits: as defined in Section 5.21(e).

ERISA: the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate: as defined in Section 5.18(b).

Escrow Agent: means Wells Fargo Bank, National Association.

Escrow Agreement: means the Escrow Agreement among the Escrow Agent, ABX and the Sellers Representative substantially in the form attached hereto as Exhibit A.

Escrow Distribution Date: as defined in Section 9.11(c).

Escrow Fund: shall mean the Indemnity Escrow Amount deposited by ABX with the Escrow Agent under the Escrow Agreement, as such amount is thereafter reduced from time to time as a result of distribution made by the Escrow Agent in accordance with the terms and condition of the Escrow Agreement.

Estimated Net Asset Value: as defined in Section 3.2(a).

Exchange Act: means the Securities Exchange Act of 1934, as amended.

Excluded Representations: as defined in Section 9.1.

Expenditures: as defined in the Indemnification Agreement.

FAA: means the Federal Aviation Administration.

FARs: as defined in Section 5.20(a).

FAS 109: as defined in Section 9.10(a).

FCC: means the Federal Communications Commission.

Final Net Asset Value: as defined in Section 7.5(e).

Final Net Asset Value Determination: as defined in Section 7.5(d).

Financial Statements: the audited consolidated financial statements of Cargo, as at and for the years ended December 31, 2004, 2005 and 2006 and the unaudited consolidated financial statements of Cargo, as at and for the nine months ended

September 30, 2007, which financial statements include, in each case, a balance sheet, a statement of operations, a statement of shareholders’ equity and a statement of cash flows.

Financing Documents: as defined in Section 6.9.

Fully Diluted Shares: means the aggregate number of Cargo Common Shares outstanding immediately prior to the Closing assuming the exercise of all Cargo Options and Cargo Warrants.

GAAP: means accounting principles generally accepted in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

General Indemnification Cap: means $25,000,000.

Government Contract: means any current Contract between an Acquired Company and a Governmental Authority pursuant to which such Governmental Authority is obligated to pay such Acquired Company an amount equal to $1,000,000 or more per annum.

Governmental Authority: means any federal, state, local or foreign governmental authority, quasi governmental authority, court, regulatory or administrative organization or agency, commission and tribunal or a department, branch or division of any of the foregoing.

Hazardous Discharge: means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of Hazardous Substances that violates any Environmental Law.

Hazardous Substance: means any substance, compound, chemical or element that is (i) defined or classified as a hazardous substance, hazardous material, toxic substance, hazardous waste, pollutant or contaminant under any Environmental Law, or (ii) a petroleum hydrocarbon, including crude oil or any fraction thereof, (iii) hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive, carcinogenic or a reproductive toxicant, or (iv) regulated pursuant to any Environmental Law. The term “Hazardous Substance” shall also include asbestos-containing materials and manufactured products containing Hazardous Substances.

HSR Act: means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Indemnification Agreement: means that certain Indemnification Agreement, dated the date hereof, between ABX and the Significant Shareholders.

Indemnified Party: a party hereto or other Person designated herein entitled to indemnification (other than pursuant to Section 7.10) under this Agreement.

Indemnified Persons: as defined in Section 7.10(a).

Indemnifying Party: shall mean, as the case may be, (a) ABX or (b) any one or more of the Sellers, acting through the Sellers Representative, where either is required to provide indemnification under this Agreement.

Indemnity Escrow Amount: means $25,000,000.

Intellectual Property: means the intellectual property owned, used or licensed (as licensor or licensee) by any Acquired Company that is used in its business, or in any products, service, technology or process currently offered or sold by an Acquired Company or in its business, or currently under development by an Acquired Company for use in connection with its business, including: (a) patents and patent applications, (b) registered trademarks and service marks, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks, (c) registered copyrights, and applications for registration thereof, (d) internet domain names and (e) trade secrets.

Joinder Agreement: means a Joinder Agreement, in a form reasonably satisfactory to ABX and Cargo, that may be executed and delivered to Cargo and ABX (a) at any time between the date of this Agreement and the Closing Date by any Shareholder who is not a Significant Shareholder, (b) at any time between the date of this Agreement and the Closing Date by any holder of a Cargo Warrant who is not a Significant Shareholder and (c) at any time between the date of this Agreement and a date that is thirty days after the Closing Date by any holder of a Cargo Option who is not a Significant Shareholder.

Key Employees: shall mean the following Cargo employees: Chris Chorley, Peter Fox, George Golder, Jim Hobson, Todd Hunter, Bill Tarpley and Frank Visconti.

Knowledge: means (a) with respect to Cargo, the actual knowledge of any of the Key Employees, and (b) with respect to ABX or Acquisition, the actual knowledge of any of Joseph Hete, Quint Turner, John Graber, Joseph Payne, Dennis Manibusan and Robert Morgenfeld.

Latest Balance Sheet: means the unaudited consolidated Balance Sheet of Cargo as at August 31, 2007.

Latest Balance Sheet Date: means August 31, 2007.

Liability: means with respect to any Person, any liability or obligation of such Person of any kind, character, or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.

License: as defined in Section 5.15(b).

Lien: means any mortgage, title defect, encumbrance, pledge, charge, security interest, hypothecation or other lien.

Loss(es): as defined in Section 9.3.

Material Adverse Effect: with respect to any Person means any material adverse change in the business, properties, results of operations or financial condition of such Person, taken as a whole; provided, however, that none of the following shall, in each case, be deemed to constitute a “Material Adverse Effect” or be considered in determining whether a “Material Adverse Effect” has occurred: (a) changes in the economic conditions applicable to businesses in the United States generally or to air cargo or passenger transportation companies in the market(s) in which products and services are offered by Cargo or ABX that do not have a disproportionate adverse impact on either Cargo or ABX, as the case may be, taken as a whole, (b) changes in any Applicable Law or Order or interpretations thereof by a Governmental Authority or changes in GAAP that, in each case, do not have a disproportionate adverse impact on either Cargo or ABX, as the case may be, taken as a whole, (c) changes in general political conditions or the financing or capital markets in general or changes in currency exchange rates that, in each case, do not have a disproportionate adverse impact on either Cargo or ABX, as the case may be, taken as a whole, (d) the announcement by ABX, Acquisition or Cargo, or the pendency, of the transactions contemplated by this Agreement, or any communication by ABX or Acquisition of its plans or intentions (including in respect of employees) with respect to any of the businesses of the Acquired Companies, (e) the consummation of the transactions contemplated hereby or any actions taken by the Significant Shareholders, Cargo or ABX pursuant to, and in accordance with, this Agreement or in connection with the transactions contemplated hereby, (f) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, that, in each case, do not have a disproportionate adverse impact on either Cargo or ABX, as the case may be, taken as a whole, (g) any action required to be taken under (i) any Applicable Law arising out of facts or circumstances occurring on or after the date of this Agreement (it being understood that actions required to be taken under any Applicable Law arising out of facts or circumstances occurring prior to the date of this Agreement, but which actions may not have previously been taken by Cargo or ABX, may be considered in determining whether a “Material Adverse Effect” has occurred), (ii) any Order in effect on the date hereof or (iii) any existing Contract by which any of the Acquired Companies or ABX or its Subsidiaries (or any of their respective properties) is bound, (h) any failure by Cargo, in and of itself, to meet any internal projections or forecasts (it being understood that any facts underlying any such failure resulting from or arising out of any event, occurrence, circumstance or development that is not covered by the immediately preceding clauses (a) through (g) may be taken into account in determining whether a “Material Adverse Effect has occurred) or (i) any decline, in and of itself, in the trading price of ABX Air common stock. The terms “material”, “materially”, or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning of “Material Adverse Effect”.

Material Agreements: as defined in Section 5.13(a).

Material Contracts: mean (i) the leases referenced in Sections 5.11(b) and 5.11(c) of the Cargo Disclosure Schedule, (ii) the Scheduled Contracts (including the Cargo Leased Aircraft Contracts, Cargo Leased Engine Contracts, the Cargo Aircraft Maintenance Contracts, the Cargo Aircraft Fuel Contracts, the Cargo Aircraft Modification Agreements and the other Material Agreements), (iii) the Licenses set forth in Section 5.15(b) of the Cargo Disclosure Schedule, (iv) the Cargo Collective Bargaining Agreements set forth in Section 5.17(a) of the Cargo Disclosure Schedule and (v) the Cargo Aircraft Acquisition Contracts set forth in Section 5.22(b) of the Cargo Disclosure Schedule.

Minimum Standard: as defined in Section 9.10(g).

Net Asset Value Accounting Principles and Practices: mean the accounting principles and practices (a) mutually agreed to by Cargo, ABX and, as of the Closing Date, the Sellers Representative, on behalf of the Sellers, as are set forth in Exhibit B attached hereto and (b) that have been, and shall be, used in connection with the determination of the Target Net Asset Value, the Estimated Net Asset Value and the Final Net Asset Value. Exhibit B attached hereto sets forth an example of the calculation of the net asset value of the Acquired Companies as if the transactions contemplated by this Agreement were consummated on August 31, 2007, it being understood that (a) unless otherwise specifically agreed, the numbers utilized in such example shall not be binding on either Cargo or ABX in determining the Estimated Net Asset Value or ABX in preparing the Proposed Net Asset Value Statement and (b) in connection with the determination of the Estimated Net Asset Value or the Proposed Net Asset Value, such example shall in no way restrict the right of ABX to challenge accounting principles and practices that are not consistent with the Net Asset Value Accounting Principles and Practices.

Notice of Disagreement: as defined in Section 7.5(b)(ii).

Order: means any order, writ, injunction, directive, judgment, determination, decree, ruling, assessment or award of any Governmental Authority or arbitrator.

Ordinary Course of Business: means the ordinary course of business consistent with past custom and practice; provided, however, that (i) the actions set forth in Section 1.1 of the Cargo Disclosure Schedules and (ii) after February 1, 2008, any acquisition, disposition, conversion, leasing or other transfer or transformation of aircraft, airframes and/or aircraft engines, whether such action is taken by Cargo independently or jointly together with any other Person, shall in each case at all times be deemed to be in the Ordinary Course of Business of Cargo; provided, further that in no event shall such transactions after February 1, 2008 have an aggregate transaction value in excess of $35,000,000.

Option Amount: for any Cargo Option, means the Per Share Cash Amount minus the exercise price per share of such option.

Overlap Period: as defined in Section 9.10(g).

Past Practice: means practices and procedures generally used by Cargo during the three-year period ended May 31, 2007.

Payments: as defined in Section 7.1(f).

Payment Agent: means Wells Fargo Bank, National Association.

Payment Fund: as defined in Section 3.2(b).

Pension Benefit Plans: as defined in Section 5.18(b).

Permit: means any license, permit, authorization, certificate of authority, qualifications or similar document or authority that has been issued or granted by any Governmental Authority.

Per Share Adjustment Amount: means the quotient of (a) the Adjustment Amount divided by (b) the sum of (i) the aggregate number of Cargo Common Shares held by the Significant Shareholders immediately prior to the Closing, plus (ii) the aggregate number of Cargo Common Shares subject to Cargo Options held by the Significant Shareholders immediately prior to the Closing, plus (iii) the aggregate number of Cargo Common Shares subject to Cargo Warrants held by the Significant Shareholders immediately prior to the Closing.

Per Share Cash Amount: means the quotient of (a) the amount of the Closing Date Numerator for Per Share Cash Amount Calculation divided by (b) the number of Fully Diluted Shares.

Per Share Stock Amount: means the number of ABX Common Shares resulting from the quotient of (a) 4,000,000 divided by (b) the aggregate number of Cargo Common Shares held of record by Significant Shareholders immediately prior to the Closing.

Per Share Stock Amount Value: means the product of (a) the Per Share Stock Amount and (b) the ABX Common Stock Value.

Permitted Lien: means with respect to the Acquired Companies:

(a) Liens for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings diligently pursued, provided that reserves for the full payment of all such Taxes have been maintained on the Financial Statements in accordance with and as required by GAAP;

(b) mechanics’, materialmen’s, banker’s, carriers’, warehousemen’s and similar Liens arising in the Ordinary Course of Business and securing obligations of such Person that are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest, reserves for the full payment of such Liens have been maintained on the Financial Statements in accordance with and as required by GAAP;

(c) Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations which are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest reserves for the full payment of such Liens have been maintained on the Financial Statements in accordance with and as required by GAAP;

(d) (i) Liens incurred in the Ordinary Course of Business to secure the performance of obligations under Applicable Law arising in connection with progress payments or advance payments due under Contracts entered into in the Ordinary Course of Business and (ii) Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of obligations under Applicable Law, bids, leases, fee and expense arrangements with trustees and fiscal agents and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided that reserves for the full payment of all such obligations set forth in clauses (i) and (ii) have been maintained on the Financial Statements in accordance with and as required by GAAP;

(e) survey exceptions, easements, zoning or planning restrictions or regulations, restrictive covenants, reservations or rights-of-way for utilities and other similar purposes which do not either (i) materially interfere with the business of the Acquired Companies as it is currently conducted or (ii) materially adversely affect the value of any Real Property;

(f) interests of lessors in leased property, including filings for notification purposes; and

(g) Liens securing executory obligations under leases of any Real Property.

Person: any natural person, partnership, limited liability company, joint venture, association, corporation, trust, unincorporated society or association or other legal entity or Governmental Authority.

Post-Closing Period: as defined in Section 9.10(h).

Pre-Closing Period: as defined in Section 9.10(g).

Proposed Closing Balance Sheet: as defined in Section 7.5(a).

Proposed Net Asset Value: as defined in Section 7.5(a).

Proposed Net Asset Value Statement: as defined in Section 7.5(a).

Pro Rata Share: means, with respect to a Seller, the quotient, in percentage form, of (a) the aggregate number of (i) Cargo Common Shares held by such Seller immediately prior to the Closing, (ii) Cargo Common Shares that are the subject of Cargo Options held by such Seller immediately prior to the Closing and (iii) Cargo Common Shares that are the subject of Cargo Warrants held by such Seller immediately prior to the Closing, divided by (b) the aggregate number of Fully-Diluted Shares.

Purchase Price Indemnification Cap: means $251,000,000 plus (a) the amount, if any, by which the Estimated Net Asset Value exceeds the Target Net Asset Value, minus (b) the amount, if any, by which the Target Net Asset Value exceeds the Estimated Net Asset Value, plus (c) the amount, if any, of the Upward Closing Net Asset Adjustment, minus (d) the amount, if any, of the Downward Closing Net Asset Adjustment, and plus (e) any amounts actually paid to the Significant Shareholders in accordance with the terms and conditions of the Indemnification Agreement less the Expenditures.

Real Property: means any real property owned or leased by any Acquired Company.

Related Party: means (a) each Person who owns beneficially or of record at least 5% of the outstanding Cargo Common Shares; (b) each individual who is an officer or director of any Acquired Company; and (c) each Affiliate of any of the Persons referred to in clauses (a) or (b) above.

Release: means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the indoor or outdoor environment or in, on, under, into or out of any property including any property currently or at any time previously owned, leased or operated by any Acquired Company.

Remedial Action: means those response actions, including any investigation, testing or monitoring activities required by Environmental Law or by any Governmental Authority to clean up, remove, contain, treat, investigate or abate any Hazardous Substance or in connection with any property (including, without limitation, actions to address Releases of Hazardous Substances to the environment).

Representation: as defined in Section 1.2(b).

Representative: means, with respect to any Person, any officer, director, employee, Affiliate, agent, representative or advisor, including any investment banker, financing source, attorney or accountant retained by such Person or any of its subsidiaries, and with respect to Cargo, includes the Significant Shareholders.

Required Governmental Approvals: means filings, notices, permits, authorizations, consents and approvals or exemptions from approvals as may be required from, with or to (a) the FAA, (b) the DOT, (c) the FCC, (d) the DOD, (e) the Department of Homeland Security, (f) the TSA, (g) the DOJ, (h) the Federal Trade Commission or any other Governmental Authority, in order to consummate that transactions contemplated by this Agreement in accordance with Applicable Law.

Resolution Period: as defined in Section 7.5(b)(iv).

Review Period: as defined in Section 7.5(b)(i).

Scheduled Contract(s): as defined in Section 5.13(b).

SEC: means the United States Securities and Exchange Commission.

Securities Act: means the Securities Act of 1933, as amended.

Sellers: unless the context otherwise requires, shall mean, collectively, (a) the Significant Shareholders, (b) all other Shareholders who execute and deliver a Joinder Agreement in accordance with the terms of this Agreement, (c) all holders of Cargo Options who are not Significant Shareholders who execute and deliver a Joinder Agreement in accordance with the terms of this Agreement and (d) all holders of Cargo Warrant who are not Significant Shareholders who execute and deliver a Joinder Agreement in accordance with the terms of this Agreement.

Seller Indemnified Parties: as defined in Section 9.4.

Sellers Representative: means Massachusetts Mutual Life Insurance Company.

Shareholders: unless the context otherwise requires, shall mean the record holders of the Cargo Common Shares.

Significant Shareholder: shall mean (a) the following Shareholders: ACI International, Inc., Massachusetts Mutual Life Insurance Company, MassMutual Corporate Value Partners Limited, MassMutual High Yield Partners II, LLC, Aviation Capital Group Corp., ACG Acquisition XX LLC, ACG Acquisition XXVIII LLC and Minnesota Fox II, LLC and (b) solely for purposes of determining the amount of Transaction Consideration to be received in connection with the purchase by Acquisition of Cargo Options, Peter Fox shall be deemed to be a Significant Shareholder in respect of Cargo Options held by him.

Significant Shareholder Relative Consideration Percentage: means, for each Significant Shareholder, the percentage set forth next to such Significant Shareholder’s name on Annex I attached hereto.

Specific Representation: as defined in Section 1.2(b).

Subsidiary: means any corporation, trust, partnership, limited liability company or other Person in which Cargo directly or indirectly owns stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interest of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of stock or ownership interests upon a liquidation or dissolution of such entity.

S-X Financial Statements: as defined in Section 7.1(d).

Target Net Asset Value: means $53,552,757.00.

Target Net Asset Value Balance Sheet: means the unaudited Balance Sheet of Cargo and its Subsidiaries as at May 31, 2007.

Target Net Asset Value Balance Sheet Date: means May 31, 2007.

Tax(es): shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

Tax Law: as defined in Section 3.6.

Tax Return: shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Transaction Consideration: means the consideration paid by Acquisition under this Agreement to the Sellers in connection with the purchase of the Cargo Common Shares, the Cargo Options and the Cargo Warrants.

TSA: means the Federal Transportation Security Administration.

Update Notice: as defined in Section 7.3(d)

Upward Closing Net Asset Adjustment: as defined in Section 7.5(e).

Warrant Amount: for any Cargo Warrant, means the Per Share Cash Amount minus the exercise price per share of such warrant.

Welfare Benefit Plans: as defined in Section 5.18(a).

767, LLC Spin-Off: as defined in Section 7.1(b).

1.2 Construction.

(a) In this Agreement, unless the context otherwise requires:

(i) any reference to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication;

(ii) the phrases “provided”, “delivered“ or “made available” shall mean that the information or document referred to has been physically or electronically made available for inspection by the relevant party;

(iii) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(iv) references to Articles, Sections, Exhibits, the Preamble and Recitals are references to articles, sections, exhibits, the preamble and recitals of this Agreement, and the descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;

(v) references to “day” or “days” are to calendar days;

(vi) references to “the date hereof” shall mean the date of this Agreement;

(vii) the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, shall refer to this Agreement as a whole and not to any provision of this Agreement;

(viii) this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

(ix) “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import; and

(x) references to “Dollars” or “$” are to United States of America dollars.

(b) To the extent that any representation or warranty of Cargo or the Significant Shareholders contained in Article IV or Article V of this Agreement (each, a “Representation”) addresses a particular issue with specificity (a “Specific Representation”), and no breach by Cargo or the Significant Shareholders, as applicable, exists under such Specific Representation, Cargo and/or the Significant Shareholders, as applicable, shall not be deemed to be in breach of any other Representation (with respect to such issue) that addresses such issue with less specificity than the Specific

Representation and if such Specific Representation is qualified or limited by the Knowledge of Cargo, or in any other manner, no other Representation shall supersede or limit such qualification in any manner.

(c) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

1.3 Exhibits, Annexes and Disclosure Schedules.

(a) The Exhibits, Annexes, the Cargo Disclosure Schedule and the ABX Disclosure Schedule are incorporated into and form an integral part of this Agreement. If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement; provided, however, that any Joinder Agreement shall not constitute a document independent of this Agreement, but shall constitute an integral part of this Agreement.

(b) Any matter set forth in any section of either the Cargo Disclosure Schedule or the ABX Disclosure Schedule shall be deemed set forth in all other sections of such Disclosure Schedule to the extent, but only to the extent, that the relevance or applicability of such matter to such other sections of such Disclosure Schedule is reasonably apparent on the face of such disclosure, whether or not a specific cross-reference appears. The inclusion of any information (including dollar amounts) in any section of either the Cargo Disclosure Schedule or the ABX Disclosure Schedule shall not be deemed to be an admission or acknowledgment that such information is required to be listed in such section or is material to or outside the Ordinary Course of Business of either Cargo or any of its Subsidiaries or ABX or any of its Affiliates, nor shall such information be deemed to establish a standard of materiality (and the actual standard of materiality may be higher or lower than the matters disclosed by such information). In addition, matters reflected in the Cargo Disclosure Schedule or ABX Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in such Disclosure Schedule. The information contained in this Agreement, the Cargo Disclosure Schedule, the ABX Disclosure Schedule and the Exhibits and Annexes hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party to any third party of any matter whatsoever (including any violation of Applicable Law or breach of, or conflict with, any contract).

ARTICLE II

SALE AND PURCHASE

2.1 Closing.

The closing of the transactions provided for in this Agreement (the “Closing”) shall take place in the offices of Vorys, Sater, Seymour and Pease LLP, 221 East Fourth Street, Suite 2000, Atrium Two, Cincinnati, Ohio 45201, at 10:00 a.m., local time, on the third Business Day following the satisfaction or waiver of all the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) or at such other date, place and time as may be agreed to in writing by the parties hereto (the “Closing Date”).

2.2 Sale and Purchase of Cargo Common Shares, Cargo Options and Cargo Warrants.

At the Closing, (a) each Significant Shareholder shall sell, assign and transfer to Acquisition all of its Cargo Common Shares, free and clear of all Liens, (b) each Significant Shareholder shall sell, assign and transfer to Acquisition all of its Cargo Warrants, free and clear of all Liens, (c) each Significant Shareholder shall sell, assign and transfer to Acquisition all of its Cargo Options, free and clear of all Liens, (d) each Shareholder who is not a Significant Shareholder and who has executed a Joinder Agreement shall sell, assign and transfer to Acquisition all of its Cargo Common Shares, free and clear of all Liens, (e) each holder of a Cargo Warrant who is not a Significant Shareholder and who has executed a Joinder Agreement shall sell, assign and transfer to Acquisition all of its Cargo Warrant, free and clear of all Liens, and (f) each holder of a Cargo Option who is not a Significant Shareholder and who has executed a Joinder Agreement shall sell, assign and transfer to Acquisition all of its Cargo Common Shares, free and clear of all Liens.

2.3 Further Assurances.

Each party hereto will, either prior to or after the Closing, execute such further documents and instruments and take such further actions as may reasonably be requested by one or more of the other parties to consummate the transactions contemplated by this Agreement.

ARTICLE III

PAYMENT OF TRANSACTION CONSIDERATION

3.1 Transaction Consideration.

In consideration of the sale, assignment and transfer by a Seller of Cargo Common Shares, Cargo Options and Cargo Warrants, the Seller thereof shall be entitled to receive, as applicable, the following Transaction Consideration:

(a) Cargo Common Shares. (i) Each then issued and outstanding Cargo Common Share at the Closing held of record by a Shareholder who is not a Significant Shareholder and who has executed a Joinder Agreement shall be transferred to Acquisition, and, in consideration for each Cargo Common Share held by such Shareholder, such Shareholder shall have the right to receive total consideration in cash equal to (A) the Per Share Cash Amount, plus (B) the right to receive payment of a Pro Rata Share of an Upward Closing Net Asset Adjustment, if any, pursuant to Section 7.5(e), plus (C) the right to receive payment of a Pro Rata Share of the Escrow Fund, if any, in accordance with the provisions set forth herein and the Escrow Agreement.

(ii) Each then issued and outstanding Cargo Common Share at the Closing held of record by a Significant Shareholder shall be transferred to Acquisition, and, in consideration for each Cargo Common Share held by such Significant Shareholder, such Significant Shareholder shall have the right to receive total consideration in stock and cash as follows: (A) the Per Share Stock Amount, plus (B) cash per share in an amount equal to the difference between the Per Share Cash Amount minus the Per Share Stock Amount Value, minus the Per Share Adjustment Amount, plus (C) the right to receive payment of a Pro Rata Share of an Upward Closing Net Asset Adjustment, if any, pursuant to Section 7.5(e), plus (D) the right to receive payment of a Pro Rata Share of the Escrow Fund, if any, in accordance with the provisions set forth herein and the Escrow Agreement. No fraction of a share of ABX Common Stock will be issued by virtue of the transactions contemplated by this Agreement, but, in lieu thereof, each holder of Cargo Common Shares who would otherwise be entitled to a fraction of a share of ABX Common Stock (after aggregating all fractional shares to be received by such holder) shall receive from ABX a number of shares of ABX Common Stock rounded up or down to the nearest whole share. If between the date of this Agreement and the Closing, ABX Air shall split, combine or otherwise reclassify the ABX Air common stock, or pay a stock dividend or other stock distribution in any shares of the ABX Air common stock, or otherwise change the ABX Air common stock into other securities, or make any other such stock dividend or distribution in respect of the ABX Air common stock, the Per Share Stock Amount shall be correspondingly adjusted to reflect such action; provided, that no such adjustment shall be made upon (1) the issuance of ABX Air common stock in connection with an offering of such securities at not less than the then fair market value of such securities, (2) the issuance of any stock options, warrants or other securities convertible into ABX Air common stock with exercise prices at not less than the then fair market value of the ABX Air common stock or upon the issuance of ABX Air common stock upon the exercise of such, option, warrants or convertible securities or (3) the issuance or exchange of ABX Air common stock in connection with the ABX Holding Company Reorganization.

(b) Cargo Options. In respect of each outstanding option to acquire Cargo Common Shares granted under any agreement with Cargo as identified in Section 5.4(b) of the Cargo Disclosure Schedule (“Cargo Options”), whether or not then exercisable, for which the holder of such Cargo Option is either a Significant Shareholder or, if not a Significant Shareholder, has executed and delivered a Joinder Agreement, at the Closing (or at such later date within 30 days from the Closing Date upon which such holder of Cargo Options who is not a Significant Shareholders executes and delivers a

Joinder Agreement), upon the terms and conditions set forth in this Agreement and in accordance with applicable stock option agreements, each such Cargo Option shall be transferred to Acquisition, and, in consideration for such Cargo Option, such holder shall have the right to receive in respect of each Cargo Common Share that is the subject of such Cargo Option, in each case without interest and subject to applicable withholding tax, (i) an amount in cash equal to the Option Amount (in case of Cargo Options held by the Significant Shareholders, less the Per Share Adjustment Amount multiplied by the number of Cargo Common Shares subject to such Cargo Options) (the “Closing Date Option Consideration”), plus (ii) the right to receive payment of a Pro Rata Share of an Upward Closing Net Asset Adjustment, if any, pursuant to Section 7.5(e), plus (iii) the right to receive payment of a Pro Rata Share of the Escrow Fund, if any, in accordance with the provisions set forth herein and the Escrow Agreement.

(c) Cargo Warrants. In respect of each outstanding warrant to acquire Cargo Common Shares granted under any agreement with Cargo as identified in Section 5.4(b) of the Cargo Disclosure Schedule (“Cargo Warrants”), whether or not then exercisable, for which the holder of such Cargo Warrant is either a Significant Shareholder or, if not a Significant Shareholder, has executed and delivered a Joinder Agreement, at the Closing, upon the terms and conditions set forth in this Agreement and in accordance with applicable warrant agreements, each such Cargo Warrant shall be transferred to Acquisition, and, in consideration for such Cargo Warrant, such holder shall have the right to receive in respect of each Cargo Common Share that is the subject of such Cargo Warrant, in each case without interest and subject to applicable withholding tax, (i) an amount in cash equal to the Warrant Amount (in case of Cargo Warrants held by the Significant Shareholders, less the Per Share Adjustment Amount multiplied by the number of Cargo Common Shares subject to such Cargo Warrants) (the “Closing Date Warrant Consideration”), plus (ii) the right to receive payment of a Pro Rata Share of an Upward Closing Net Asset Adjustment, if any, pursuant to Section 7.5(e), plus (iii) the right to receive payment of a Pro Rata Share of the Escrow Fund, if any, in accordance with the provisions set forth herein and the Escrow Agreement.

3.2 Delivery of Estimated Net Asset Statement; Delivery of Funds.

(a) Delivery of Estimated Net Asset Statement. At least two Business Days, but not more than five Business Days, prior to the Closing Date, Cargo and ABX shall mutually agree on a statement (the “Closing Statement”), setting forth (i) a good faith estimate of the net asset value of the Acquired Companies as of the Closing Date (the “Estimated Net Asset Value”) and (ii) the amount, if any, by which the Target Net Asset Value differs from the Estimated Net Asset Value. The Closing Statement shall quantify in reasonable detail the items constituting such Estimated Net Asset Value, which shall be calculated in accordance with the Net Asset Value Accounting Principles and Practices, as set forth in Exhibit B attached hereto. In the event Cargo and ABX cannot mutually agree on the Closing Statement and the calculation set forth therein, Cargo and ABX shall cause Ernst & Young to prepare the Closing Statement in accordance with the terms of this Agreement for delivery to the parties hereto at least two Business Days prior to the Closing Date. Such Closing Statement shall be binding on the parties hereto for purposes of this Section 3.2 only. Ernst & Young shall allocate its costs associated with such determination equally between ABX and the Sellers’ Representative. Neither party shall terminate this Agreement pursuant to Section 10.1(b) during the period Ernst & Young is preparing the Closing Statement.

(b) Delivery of Funds. At the Closing, ABX and/or Acquisition shall:

(i) deposit with the Payment Agent a cash amount equal to the product of (A) the aggregate number of the issued and outstanding Cargo Common Shares held of record as of the Closing by Shareholders who are not Significant Shareholders and entitled to receive Transaction Consideration by virtue of the execution and delivery of Joinder Agreements and the delivery of other documents required to be delivered by such Shareholders under this Agreement and (B) the Per Share Cash Amount;

(ii) deliver to each Significant Shareholder a cash amount equal to the product of (A) the aggregate number of Cargo Common Shares held of record as of the Closing by such Significant Shareholder and (B) an amount equal to the difference between the Per Share Cash Amount minus the Per Share Stock Amount Value minus the Per Share Adjustment Amount;

(iii) deliver to each Significant Shareholder that number of shares of ABX Common Stock equal to the product of (A) the aggregate number of the issued and outstanding Cargo Common Shares held of record as of the Closing by such Significant Shareholder and (B) the Per Share Stock Amount, rounded up or down to the nearest whole share;

(iv) deposit with the Payment Agent a cash amount equal to the aggregate sum of the Closing Date Option Consideration in respect of all Cargo Options for which the holders thereof are entitled to receive Transaction Consideration by virtue of such holder either being a Significant Shareholder or, if not a Significant Shareholder, by virtue of such holder executing and delivering a Joinder Agreement and delivering such other documents required to be delivered by such Sellers under this Agreement on or prior to the Closing Date; and

(v) deposit with the Payment Agent a cash amount equal to the aggregate sum of the Closing Date Warrant Consideration in respect of all Cargo Warrants for which the holders thereof are entitled to receive Transaction Consideration by virtue of such holder either being a Significant Shareholder or, if not a Significant Shareholder, by virtue of such holder executing and delivering a Joinder Agreement and delivering such other documents required to be delivered by such Sellers under this Agreement on or prior to the Closing Date.

The Payment Agent shall agree to hold all funds deposited with it pursuant to this Section 3.2(b) (such funds, together with any earnings thereon, being referred to herein as the “Payment Fund”) for delivery as contemplated by this Article III and upon such additional terms as may be agreed upon by the Payment Agent, Cargo and ABX. If the

Payment Fund is invested at the direction of ABX then, if for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which Sellers shall be entitled, ABX and Acquisition shall in any event remain liable and shall make available to the Payment Agent additional funds for the payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

(c) Closing Procedures. (i) As soon as reasonably practicable after the Closing Date, but in any event not later than three Business Days after the Closing Date, each Shareholder who is not a Significant Shareholder who is entitled to receive Transaction Consideration by virtue of such Shareholder executing and delivering a Joinder Agreement and delivering such other documents required to be delivered by such Shareholder under this Agreement on or prior to the Closing Date shall receive from the Payment Fund the amount due to such Shareholder pursuant to Section 3.1(a)(i)(A). Upon deposit by ABX or Acquisition with the Payment Agent of an amount equal to the Upward Closing Net Asset Adjustment, each Shareholder entitled to receive Transaction Consideration under this Agreement shall receive from the Payment Fund the cash due to such Shareholder pursuant to Section 3.1(a)(i)(B) or 3.1(a)(ii)(C), as applicable.

(ii) As soon as reasonably practicable after the Closing Date, but in any event not later than the later of three Business Days after the Closing Date and three Business Days following execution and delivery of the requisite Joinder Agreement, provided that the delivery of the requisite Joinder Agreement is made within 30 days from the Closing Date, each holder of Cargo Options who has executed and delivered a Joinder Agreement pursuant to the provisions of this Agreement shall receive from the Payment Fund in respect of each Cargo Share that is the subject of such Cargo Option the amount due to such holder of Cargo Options pursuant to Section 3.1(b)(i). In addition, upon deposit by ABX or Acquisition with the Payment Agent of an amount equal to the Upward Closing Net Asset Adjustment, such holder shall have the right to receive from the Payment Fund in respect of each Cargo Share that is the subject of such Cargo Option the amount due to such holder of Cargo Options pursuant to Section 3.1(b)(ii).

(iii) On the Closing Date, each holder of Cargo Warrants who is either a Significant Shareholder or, if not a Significant Shareholder, has executed and delivered a Joinder Agreement pursuant to the provisions of this Agreement shall receive from the Payment Fund in respect of each Cargo Share that is the subject of such Cargo Warrant the amount due to such holder of Cargo Warrants pursuant to Section 3.1(c)(i). In addition, upon deposit by ABX or Acquisition with the Payment Agent of an amount equal to the Upward Closing Net Asset Adjustment, such holder shall have the right to receive from the Payment Fund in respect of each Cargo Share that is the subject of such Cargo Warrant the amount due to such holder of Cargo Warrants pursuant to Section 3.1(c)(ii).

(c) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the Sellers nine months after the Closing shall be delivered to Acquisition , upon demand, and any Sellers who have not theretofore complied with this Article III shall thereafter look only to Acquisition (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for those portions of the Transaction Consideration that were deposited with the Payment Agent.

(d) Payment Agent Fees. All fees and expenses of the Payment Agent shall be paid by one-half by ABX and one-half by the Sellers.

3.3 Transfers of Ownership.

If any certificate for shares of ABX Common Stock is to be issued in a name other than that in which the Cargo Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Cargo Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to the Payment Agent any transfer or any other taxes required by reason of the issuance of a certificate for shares of ABX Common Stock in any name other than that of the registered holder of the Cargo Certificate surrendered, or established to the satisfaction of the Payment Agent that such tax has been paid or is not payable.

3.4 No Further Ownership Rights in Cargo Common Shares.

All Transaction Consideration paid and to be paid in connection with the purchase of the Cargo Common Shares, Cargo Options and Cargo Warrants in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to such Cargo Common Shares, Cargo Options and Cargo Warrants.

3.5 No Liability.

Neither ABX nor any other party hereto shall be liable to any Seller for any amount or property properly paid or delivered to a public official pursuant to any Applicable Law relating to abandoned property, escheat or similar subject.

3.6 Withholding Rights.

Each of ABX and any Affiliate thereof shall be entitled to deduct and withhold from the Transaction Consideration otherwise payable pursuant to this Agreement to any Sellers such amounts as ABX or the Affiliate are required to deduct and withhold under the Code, or any Applicable Law related to Taxes (a “Tax Law”), with respect to the making of such payment; provided, however, that no such amounts shall be deducted and withheld for U.S. federal Tax purposes from the Transaction Consideration payable to a Seller if such Seller timely provides the appropriate Internal Revenue Service Form W-8 or W-9 to ABX; and, provided further, that any portion of the Transaction Consideration payable with respect to the purchase and sale of the Cargo Options in any event shall be subject to applicable withholding. To the extent that amounts are so withheld by ABX or any Affiliate thereof, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Seller in respect of whom such deduction and withholding was made by ABX, Cargo or any Affiliate thereof. All amounts so deducted or withheld pursuant to the Code, or any other Tax Law, shall be paid to or deposited with the appropriate Governmental Authority at the time and place required by the Code or other Tax Law, as applicable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

THE SIGNIFICANT SHAREHOLDERS

Each Significant Shareholder severally, and not jointly or jointly and severally, and solely with respect to such Significant Shareholder, represents and warrants to ABX and Acquisition on the date hereof as follows:

4.1 Organization and Authority.

Such Significant Shareholder (other than any Significant Shareholder that is an individual) is duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization or incorporation, with all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now being conducted.

4.2 Authorization.

Such Significant Shareholder has the requisite corporate, partnership or limited liability company power and authority to execute, deliver and enter into this Agreement and all agreements contemplated hereby to be executed and delivered by such Significant Shareholders. The execution, delivery and performance by such Significant Shareholder of this Agreement and all agreements contemplated hereby to be executed and delivered by such Significant Shareholder have been duly authorized by all necessary corporate, partnership or limited liability company action on the part of such Significant Shareholder. This Agreement has been duly executed and delivered by such Significant Shareholder and, assuming that this Agreement constitutes a valid and binding obligation of the other Significant Shareholders, Cargo, ABX and Acquisition, constitutes the binding obligation such Significant Shareholder, enforceable against it in accordance with its terms, except as the enforcement thereof may be subject to or limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws affecting the enforcement of creditors’ rights generally now or hereafter in effect and (ii) the application of equitable principles and the availability of equitable remedies.

4.3 No Conflicts.

The execution and delivery by such Significant Shareholder of this Agreement, and any other agreement or certificate of such Significant Shareholder executed and delivered in accordance with the terms hereof do not, and the performance by such Significant Shareholder of its obligations under this Agreement, and such other agreements or certificates and the consummation of all of the transactions contemplated hereby and thereby will not: (a) in the case of a Significant Shareholder that is not an individual, with or without the giving of notice or the passage of time or both, violate or conflict with or result in a breach of any provision of the articles of incorporation, bylaws or other governing documents of such Significant Shareholder; (b) require such

Significant Shareholder to obtain the consent, waiver, approval, or authorization of, or such Significant Shareholder to make a registration, declaration or filing with, any Governmental Authority; and (c) violate or conflict with any Applicable Law or Order that such Significant Shareholder is subject to, except, in the case of clauses (b) and (c) above, for any such consent, waiver, approval, authorization, registration, declaration, filing, violation or conflict that would not reasonably be expected to result in a material adverse effect on the ability of such Significant Shareholder to consummate the transactions contemplated hereby.

4.4 Brokers, Finders.

Except as set forth in Section 4.4 of the Cargo Disclosure Schedule, no such Significant Shareholder has dealt with or employed any broker, finder, investment banker or financial advisor in connection with the negotiation, execution or performance of this Agreement.

4.5 Investment Intent

(a) Such Significant Shareholder, in its capacity as a holder of Cargo Common Shares, is acquiring the shares of ABX Common Stock to be issued to it pursuant to the terms of this Agreement for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such shares of ABX Common Stock in violation of the Applicable Laws relating to securities, provided, however, that the disposition of such Significant Shareholder’s property shall at all times remain within the sole control and discretion of such Significant Shareholder, so long as such disposition is in compliance with Applicable Law.

(b) Such Significant Shareholder qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(c) Such Significant Shareholder understands that the shares of ABX Common Stock to be acquired by it pursuant to the terms of this Agreement involves substantial risk. Such Significant Shareholder has experience as an investor in securities and equity interests of companies such as the ones being issued pursuant to this Agreement, and such Significant Shareholder can bear the economic risk of its investment (which may be for an indefinite period) and has such knowledge and experience in financial or business matters that such Significant Shareholder is capable of evaluating the merits and risks of its investment pursuant to the transactions contemplated hereby.

(d) Such Significant Shareholder understands that the shares of ABX Common Stock to be acquired by it pursuant to the terms of this Agreement have not been registered under the Securities Act. Such Significant Shareholder acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act or in accordance with an applicable exemption therefrom.

4.6 Exclusivity of Representations.

The representations and warranties made by the Significant Shareholders in this Article IV are the exclusive representations and warranties made by the Significant Shareholders. The Significant Shareholders hereby disclaim any other express or implied representations or warranties.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

CARGO

Except as otherwise set forth in the Cargo Disclosure Schedule, Cargo represents and warrants to ABX and Acquisition on the date hereof as follows:

5.1 Organization and Authority.

Each Acquired Company is duly organized, validly existing and in good standing under the laws of the state of its organization or incorporation, with all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now being conducted. Each Acquired Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which it is required to be so qualified or licensed, except where failure to be so qualified or licensed has not had, and would not reasonably be expected to have, a Cargo Material Adverse Effect or otherwise would not reasonably be expected to result in Losses to the Acquired Companies of more than $25,000 in the aggregate. Each Acquired Company is in compliance with the provisions of its respective articles of incorporation, bylaws and other governing documents.

5.2 Subsidiaries.

Section 5.2 of the Cargo Disclosure Schedule lists all of the Subsidiaries of Cargo and sets forth, with respect to each Subsidiary, (i) its jurisdiction of organization, (ii) each State in which such Subsidiary is qualified to do business as a foreign corporation or other Person, (iii) its authorized and outstanding shares of capital stock or equivalent equity interests, (iv) Cargo’s or other Subsidiary’s ownership of such shares or equity interests, and (v) if the Subsidiary is not directly or indirectly wholly-owned by Cargo, the identity and respective ownership interests of any other Person who owns any such shares or equity interests. Except as set forth in Section 5.2 of the Cargo Disclosure Schedule, each of the outstanding shares of capital stock or other equity interests of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and owned by Cargo or by a direct or indirect wholly owned Subsidiary of Cargo, free and clear of any Lien. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Cargo or any Subsidiary to issue or sell any shares of capital stock or other securities of any Subsidiary or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of any Subsidiary, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as set forth in Section 5.2 of the Cargo Disclosure Schedules, Cargo has no other Subsidiaries and Cargo has no direct or indirect equity ownership in any other Person.

5.3 Authorization.

Cargo has the requisite corporate power and authority to execute, deliver and enter into this Agreement and all agreements contemplated hereby to be executed and delivered by Cargo. The execution, delivery and performance by Cargo of this Agreement and all agreements contemplated hereby to be executed and delivered by Cargo have been duly authorized by all necessary corporate action on the part of Cargo. This Agreement has been duly executed and delivered by Cargo and, assuming that this Agreement constitutes a valid and binding obligation of the Significant Shareholders, ABX and Acquisition, constitutes the binding obligation of Cargo, enforceable against it in accordance with its terms, except as the enforcement thereof may be subject to or limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws affecting the enforcement of creditors’ rights generally now or hereafter in effect and (ii) the application of equitable principles and the availability of equitable remedies.

5.4 Capital Stock.

(a) The authorized capital stock of Cargo consists of (i) 40,000,000 shares of Cargo Class A Common Stock, of which 18,824,633 shares of Cargo Class A Common Stock are issued and outstanding and are duly authorized, validly issued, fully paid and nonassessable and (ii) 40,950 shares of Cargo Class X Common Stock, all of which are issued and outstanding and are duly authorized, validly issued, fully paid and nonassessable. Section 5.4(a) of the Cargo Disclosure Schedule sets forth the name of each Shareholder and the number of Cargo Common Shares (identified by class) owned by such Shareholder. There has not been any change in the authorized, issued and outstanding capital stock of Cargo from and after the Latest Balance Sheet Date. All outstanding Cargo Common Shares were issued in compliance with the Articles of Incorporation and Bylaws of Cargo and with Applicable Law. Except as set forth in Section 5.4(a) of the Cargo Disclosure Schedule, there are no accrued or unpaid dividends with respect to any issued and outstanding Cargo Common Shares.

(b) Section 5.4(b) of the Cargo Disclosure Schedule lists each outstanding Cargo Option, including the name of the holder of each Cargo Option, the expiration date of each Cargo Option, the current exercise price and the number of Cargo Common Shares (identified by class) subject thereto. Section 5.4 of the Cargo Disclosure Schedule also lists each outstanding Cargo Warrant, including the name of the holder of each Cargo Warrant, the date of warrant, the current exercise price, and the number of Cargo Common Shares (identified by class) subject thereto.

(c) Except for the Cargo Options and Cargo Warrants and except as set forth in Section 5.4(c) of the Cargo Disclosure Schedule, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Cargo to issue or sell any shares of capital stock or other securities of Cargo or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Cargo, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(d) Except as set forth in Section 5.4(d) of the Cargo Disclosure Schedule, there is no proxy, voting trust or any agreement, arrangement or understanding of any kind to which Cargo or any Shareholder is a party or by which Cargo or any Shareholder is bound with respect to the voting, transfer or other disposition of any Cargo Common Shares.

5.5 No Conflicts.

Except for the necessary approval of this Agreement by the Shareholders of Cargo and as set forth in Section 5.5 of the Cargo Disclosure Schedule, the execution and delivery by Cargo of this Agreement, and any other agreement or certificate of Cargo executed and delivered in accordance with the terms hereof do not, and the performance by Cargo of its obligations under this Agreement, and such other agreements or certificates and the consummation of all of the transactions contemplated hereby and thereby will not: (a) with or without the giving of notice or the passage of time or both, violate or conflict with or result in a breach of any provision of the articles of incorporation, bylaws or other governing documents of any Acquired Company; (b) require any Acquired Company to obtain the consent, waiver, approval, or authorization of, or any Acquired Company to make a registration, declaration or filing with, any Person or Governmental Authority; and (c) with or without the giving of notice or the passage of time or both, (i) violate or conflict with, or (ii) result in a breach or termination of, or (iii) constitute a default under, or grounds for the modification or cancellation of, or (iv) result in the imposition of any penalty or revocation or suspension of rights under, or (v) accelerate or permit the acceleration of the performance required by, or (vi) result in the creation of any Liens, except Permitted Liens, upon any of the assets of Cargo or any of its Subsidiaries, or otherwise give rise to any Liability under, any Material Contract, Permit or any Applicable Law to which any Acquired Company is a party or by which any Acquired Company or any of their respective assets may be bound or governed, except, in the case of clauses (b) and (c) above, for any such consent, waiver, approval, authorization, registration, declaration, filing, violation, conflict, breach, termination, default, modification, cancellation, imposition, revocation, suspension, acceleration or creation that has not had, and would not reasonably be expected to have, a Cargo Material Adverse Effect or otherwise would not reasonably be expected to result in Losses to the Acquired Companies of more than $100,000 in the aggregate.

5.6 Financial Statements.

Cargo has provided the Financial Statements to ABX. For the respective periods covered therein, except as set forth in Section 5.6 of the Cargo Disclosure Schedule, the Financial Statements: (a) present fairly in all material respects the consolidated financial position of Cargo and its Subsidiaries at such dates and the consolidated results of operations, shareholders equity and statements of cash flow for the respective periods ended on such dates, subject only in the case of the unaudited financial statements for the nine months ended September 30, 2007, to normal year end adjustments; and (b) were prepared in accordance with Past Practice and GAAP, consistently applied during the relevant periods (except as may be indicated therein or in the notes thereto and except that the unaudited financial statements as and for the nine months ended September 30, 2007, may not contain all of the notes thereto required by GAAP).

5.7 Taxes.

Except as disclosed in Section 5.7 of the Cargo Disclosure Schedule:

(a) Cargo has delivered to, or made available for inspection by, ABX correct and complete copies of all material Tax Returns and examination reports of, and statements of deficiencies assessed against or agreed to by, Cargo and each of its Subsidiaries filed or received since January 1, 2004.

(b) All material Tax Returns of Cargo and each of its Subsidiaries have been timely filed, and each such Tax Return was true, correct and complete in all material respects when filed.

(c) All material Taxes due and owing by Cargo and each of its Subsidiaries have been paid, whether or not shown as due on such Tax Returns.

(d) Cargo and each of its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(e) No material Tax Return of Cargo or any of its Subsidiaries has been audited by any Governmental Authority during the past three years. To the Knowledge of Cargo and the Significant Shareholders, no Governmental Authority has proposed in writing any additional material Taxes with respect to Cargo or any of its Subsidiaries or for which Cargo or any of its Subsidiaries may be liable or with respect to any of the operations or business of Cargo or any of its Subsidiaries. There are no pending claims, examinations or assessments for material Taxes with respect to Cargo or any of its Subsidiaries.

(f) Neither Cargo nor any of its Subsidiaries has been granted an extension of any statute of limitations with respect to any material Taxes for any fiscal year.

(g) There are no Liens for material Taxes (other than Permitted Liens) upon the properties or assets of Cargo or any of its Subsidiaries.

(h) Neither Cargo nor any of its Subsidiaries is liable for material Taxes of any other Person and is neither currently under any contractual obligation nor a party to any tax sharing agreement or other agreement providing for payments by it with respect to material Taxes, provided, however, that this representation shall not apply to agreements with third parties, unless such third-party agreements were entered into during the four-year period ending on the Closing Date and Cargo failed to disclose such agreements in Section 5.7 of the Cargo Disclosure Schedule.

(i) To the Knowledge of Cargo, Cargo has not engaged in (i) a listed transaction within the meaning of Treasury Regulation section 1.6011-4(b)(2), (ii) a confidential transaction within the meaning of Treasury Regulation section 1.6011-4(b)(3), (iii) a transaction with contractual protection within the meaning of Treasury Regulation section 1.6011-4(b)(4) or (iv) a transaction of interest within the meaning of Treasury Regulation section 1.6011-4(b)(6), in each case, to the extent a particular transaction qualifies as one of these types on the date hereof.

(j) Neither Cargo nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, or (ii) “closing agreement” as described in Code § 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date.

(k) Section 5.7(k) of the Cargo Disclosure Schedule lists all of the jurisdictions where Cargo and its Subsidiaries currently pay Taxes. No claim has been made by a Governmental Authority in a jurisdiction where Cargo or its Subsidiaries do not currently file Tax Returns that they or any of them may be subject to material taxation by that jurisdiction.

(l) Cargo has not filed or been included in a combined, consolidated or unitary tax return (or substantial equivalent thereof) of any Person (other than a return with respect to a group the common parent of which was Cargo), and has no Liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(m) Neither Cargo nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii).

(n) Neither Cargo nor any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361 within the last two years.

5.8 No Adverse Changes.

Except in the case of clause (a) hereof for conduct or changes related to the transactions contemplated by this Agreement, since the Latest Balance Sheet Date: (a) the business of each Acquired Company has been conducted only in the Ordinary Course of Business; (b) there has not been any change in the financial condition, assets, liabilities, business or operations of Cargo or any of its Subsidiaries that has had, or would reasonably be expected to have, a Cargo Material Adverse Effect; and (c) to the Knowledge of Cargo, there is no threatened occurrence or development which would reasonably be expected to have a Cargo Material Adverse Effect.

5.9 Conduct of Business.

Since the Latest Balance Sheet Date, except as set forth in Section 5.9 of the Cargo Disclosure Schedule, neither Cargo nor any of its Subsidiaries has:

(i) except for transactions contemplated by, and actions taken in connection with, this Agreement, created or incurred any material Liability other than in the Ordinary Course of Business;

(ii) subjected to any Liens, except Permitted Liens, any of its properties, whether real or personal, or assets, tangible or intangible;

(iii) discharged or satisfied any Lien or paid any Liability except, in each case, in the Ordinary Course of Business;

(iv) waived, released or compromised any claims or rights of material value under, or terminated or materially modified, any Material Contract;

(v) entered into any material settlement, compromise or consent with respect to any Action;

(vi) sold, assigned, transferred, leased or otherwise disposed of any of its assets, tangible or intangible, or canceled any debts or claims except, in each case in the Ordinary Course of Business;

(vii) declared or paid any dividends, or made any other distribution on or in respect of, or directly or indirectly purchased, retired, redeemed or otherwise acquired any shares of its capital stock, or paid any notes or open accounts to, or paid any amount or transferred any asset to, any Shareholder, other than compensation paid in the Ordinary Course of Business in accordance with the terms of employment of such Shareholder in effect on the Latest Balance Sheet Date;

(viii) except for: (A) Government Contracts and Material Agreements entered into in the Ordinary Course of Business; (B) any commitments to pay compensation to any employee hired after the Latest Balance Sheet Date; and (C) contracts or commitments entered into in connection with the transaction contemplated by this Agreement, made or become a party to, or become bound by, any contract or commitment or renewed, extended, amended, modified or terminated any contract or commitment which in any one case involved an amount in excess of $100,000 or in the aggregate an amount in excess of $750,000;

(ix) adopted or (except as otherwise required by Applicable Law) amended, any Employee Benefit Plan;

(x) increased the compensation, fees or other remuneration payable or to become payable to any of its independent contractors, consultants or agents;

(xi) issued or sold any Cargo Common Shares or securities convertible into Cargo Common Shares or issued or sold any securities of any Subsidiary;

(xii) announced any material change in the form or manner of distribution of any of its products or services;

(xiii) materially changed any of its accounting methods or principles used in recording transactions on its books or records or in preparing the Financial Statements;

(xiv) entered into any contract or commitment to do any of the foregoing; or

(xv) except for transactions contemplated by, and actions taken in connection with, this Agreement, entered into any other transaction or taken any other action not in the Ordinary Course of Business.

5.10 Title to Assets.

Each of Cargo and its Subsidiaries has good title to all of the assets that they purport to own and valid leasehold interests in all of the real and personal property that they purport to lease, free and clear of all Liens (other than Liens for Taxes, which are covered by Section 5.7(g)) except Permitted Liens. No condemnation, eminent domain or similar proceeding affecting all or any material portion of any such real property is pending or, to the Knowledge of Cargo, threatened. Except as set forth in Section 5.10 of the Cargo Disclosure Schedule, none of the assets of Cargo or its Subsidiaries is subject to any sublease, sublicense or other agreement granting to any other Person any right to the use or enjoyment of such assets. Other than those assets which are leased or licensed by Cargo and its Subsidiaries from other Persons, there are no assets which are owned by any third party. The assets and properties owned or leased by Cargo and its Subsidiaries (other than with respect to the Cargo Aircraft, the Cargo Aircraft engines and rotables which are covered specifically and only by Section 5.22) are in the aggregate sufficient and adequate, and in an adequate state of repair and operating condition (taken as a whole), to carry on the business of Cargo and its Subsidiaries as currently conducted.

5.11 Real Property.

(a) None of the Acquired Companies own any real property.

(b) Section 5.11(b) of the Cargo Disclosure Schedule sets forth a description of each parcel of real property leased by Cargo or any of its Subsidiaries from any other Person. Cargo has made available to ABX a true and complete copy of any material lease agreement related to such parcel of real property as currently in effect and, for any material leased property without a written lease agreement, has provided a complete summary of the material terms of such lease.

(c) Section 5.11(c) of Cargo Disclosure Schedule sets forth a description of each parcel of real property leased or sublet by Cargo or any of its Subsidiaries to any Person. Cargo has made available to ABX a true and complete copy of any material lease agreement related to such parcel of real property as currently in effect and, for material leased property without a written lease agreement, has provided a complete summary of the material terms of the lease or sub-lease.

(d) Cargo or its applicable Subsidiary enjoys quiet possession under the leases referenced in Section 5.11(b) of the Cargo Disclosure Schedule.

5.12 Accounts Receivable.

Except as set forth in Section 5.12(a) of the Cargo Disclosure Schedule, all accounts and notes receivable of any Acquired Company represent sales actually made or services actually performed arising from bona fide transactions in the Ordinary Course of Business and, to the Knowledge of Cargo, at the time of rendering the invoice therefor, were not subject to claims or set-off or other defenses or counterclaims. All accounts and notes payable by any Acquired Company arose in bona fide transactions in the Ordinary Course of Business.

5.13 Material Agreements; Other Contracts.

(a) Exclusive of the Government Contracts listed on Section 5.14(a) of the Cargo Disclosure Schedule, the Licenses listed on Section 5.15(b) of the Cargo Disclosure Schedule, the Cargo Collective Bargaining Agreements listed on Section 5.17(a) of the Cargo Disclosure Schedule and Cargo Aircraft Acquisition Contracts listed on Section 5.22(b) of the Cargo Disclosure Schedule, Section 5.13(a) of the Cargo Disclosure Schedule sets forth a list of all Contracts for (i) the existing leases of any aircraft or engines by or to any Acquired Company ( respectively, the “Cargo Leased Aircraft Contracts” and the “Cargo Leased Engine Contracts”), (ii) each Contract to which an Acquired Company is a party for the maintenance and repair of any aircraft, airframe, engine or auxiliary power unit (the “Cargo Aircraft Maintenance Contracts”), (iii) each Contract for the supply of aircraft jet fuel to which an Acquired Company is a party (the “Cargo Aircraft Fuel Contracts”), (iv) each Contract for the modification or refurbishing of a Cargo Aircraft (including those modifying a Cargo Aircraft from a passenger aircraft to a cargo aircraft) (the “Cargo Aircraft Modification Contracts”) and (v) each Contract for the provision, purchase or sale of materials, equipment, inventory or services with a valuation of $250,000 or more (each Contract listed in Section 5.13(a) of the Cargo Disclosure Schedule are collectively referred to as the “Material Agreements”).

(b) Except for the real estate leases referenced in Section 5.11(b) or 5.11(c) of the Cargo Disclosure Schedule, Material Agreements listed in Section 5.13(a) of the Cargo Disclosure Schedule, Government Contracts listed in Section 5.14(a) of the Cargo Disclosure Schedule, Licenses listed in Section 5.15(b) of the Cargo Disclosure Schedule, Cargo Collective Bargaining Agreements listed in Section 5.17(a) of the Cargo Disclosure Schedule, Cargo Aircraft Acquisition Contracts listed in Section 5.22(b) of the Cargo Disclosure Schedule and those Contracts listed in Section 5.13(b) of the Cargo Disclosure Schedule, no Acquired Company is a party to, or bound by, any of the following:

(i) a Contract that (A) requires an Acquired Company to make payments equal to or more than $100,000 per annum and that is not terminable without penalty, premium or additional payments upon not less than 45 days prior written notice by an Acquired Company or (B) relates to capital expenditures with respect to any Acquired Company and involves future payments that exceed $100,000 in any 12-month period and that is not terminable without penalty, premium or additional payments upon not less than 45 days prior written notice by an Acquired Company;

(ii) a Contract that either (A) requires an Acquired Company to make payments equal to or more than $250,000 per annum or (B) generates revenue for an Acquired Company of $250,000 per annum and that has a term of, or requiring performance, more than one year from its date and that is not terminable without penalty, premium or additional payments upon not less than 45 days prior written notice by an Acquired Company;

(iii) a Contract relating to the licensing of any material Intellectual Property, except shrink wrap and click wrap licenses to software and other packaged media;

(iv) a Contract of employment;

(v) a Contract with any independent contractor or consultant that requires an Acquired Company to make payments equal to or more than $100,000 per annum and that is not terminable without penalty, premium or additional payments upon not less than 45 days prior written notice by an Acquired Company;

(vi) a Contract with respect to indebtedness for borrowed money or any other debt of any Acquired Company, all related security agreements and collateral documents, including any Contract for any commitment for future loans, credit or financing, and all other Contracts that create a Lien on any property or asset of any Acquired Company;

(vii) a guarantee of a payment by any Person;

(viii) an agency (sales or otherwise), distribution, brokerage or advertising Contract;

(ix) a Contract with investment bankers;

(x) a Contract with any shareholder, director or officer of any Acquired Company or any Affiliate of such Persons;

(xi) a Contract that restricts any Acquired Company from engaging or competing in any business or in any location or from soliciting clients, employees or other service providers or, except for Contracts entered into in the Ordinary Course of Business of Cargo, a Contract which requires an Acquired Company to maintain the confidentiality of any material matter;

(xii) a partnership or joint venture Contract;

(xiii) a Contract containing change of control, success fee, retention or similar bonus payments or benefits, or providing for benefits that will be increased, or providing for the vesting of benefits that will be accelerated, that would be triggered by the closing of the transactions contemplated by this Agreement; or

(xiv) a Contract relating to the acquisition or disposition of any business enterprise, whether by stock purchase, asset purchase or otherwise, where such acquisition or disposition is currently pending or was consummated at any point during the preceding five years.

Cargo has made available for inspection by ABX (i) a correct and complete copy of each written Contract and (ii) a written summary of the material terms of each oral Contract that either (A) requires an Acquired Company to make payments equal to or more than $100,000 per annum or (B) generates revenue for an Acquired Company of $100,000 per annum, that are listed in Sections 5.13(a) or 5.13(b) of the Cargo Disclosure Schedule together with all amendments thereto and any waivers granted thereunder (collectively, the “Scheduled Contracts”).

(c) All Material Contracts are valid and binding agreements, in full force and effect and enforceable in accordance with their respective terms, except as the enforcement thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or other Applicable Law affecting the enforcement of creditors’ rights generally now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies. Except as set forth in Section 5.13(c) of the Cargo Disclosure Schedule, there is not, under any Material Contract, any existing material default or material breach by any Acquired Company, or, to the Knowledge of Cargo, by any other party or, to the Knowledge of Cargo, any event, condition or act (including the consummation of the transactions contemplated by this Agreement) which, with the giving of notice or the lapse of time (i) would constitute a material default under or a material breach by any Acquired Company of any provision of any Material Contract or (ii) would permit the acceleration of any material obligation of any party to any Material Contract or the creation of a material Lien upon any of the assets of any Acquired Company. No Acquired Company has received written notice of the pending or threatened cancellation, revocation or termination of any of Material Contract. Except in the Ordinary Course of Business, no Acquired Company has assigned, delegated or otherwise transferred any of its rights or obligations with respect to any Material Contract.

5.14 Government Contracts.

(a) Section 5.14(a) of the Cargo Disclosure Schedule sets forth a complete and accurate list of the Government Contracts, complete and accurate copies of which have been made available to ABX.

(b) No Acquired Company is a party to any current material dispute relating to a Government Contract. No Acquired Company has received written notice that it or any of its Representatives has breached or violated any Applicable Law, certification, representation, clause, provision, or requirement with respect to any Government Contract. There are no current or, to the Knowledge of Cargo, threatened Actions arising out of or relating to any Government Contract. No Acquired Company has received a cure notice, a show cause notice, a suspension of work notice, or a stop work order with respect to any Government Contract.

(c) With respect to each Government Contract, no Acquired Company has been challenged by the Governmental Authority as to any cost incurred by it nor has any such cost been the subject of any audit or investigation by the Governmental Authority, or disallowed by the Governmental Authority. No payment due to any Acquired Company relating to any Government Contract has been withheld (except to the extent such withholding is in the Ordinary Course of Business) or set off, nor has any claim been made by the Governmental Authority to withhold (except to the extent such withholding is in the Ordinary Course of Business) or set off money due to any Acquired Company under a Government Contract.

(d) Each Acquired Company has complied in all material respects with the terms and conditions of each Government Contract. Each Acquired Company has, with respect to all Government Contracts: (x) complied in all material respects with all certifications and representations it has executed, acknowledged or set forth with respect to each such Government Contract; and (y) submitted certifications and representations with respect to each such Government Contract that were in all material respects accurate, current and complete when submitted, and were properly updated in all material respects to the extent required by Applicable Law or the Government Contract.

(e) No Acquired Company has received written notice of any unfavorable past performance assessments, evaluations, or ratings relating to any Government Contract.

5.15 Intellectual Property.

(a) Section 5.15(a) of the Cargo Disclosure Schedule lists all of the patents and patent applications, registered trademarks and service marks, pending trademark and service mark registration applications, intent-to-use registrations or similar reservations of marks, registered copyrights and applications for registration thereof and internet domain names, in each case of the Acquired Companies.

(b) Section 5.15(b) of the Cargo Disclosure Schedule lists all licenses, sublicenses, agreements or instruments involving the Intellectual Property which are material to the business of the Acquired Companies, including (i) licenses by an Acquired Company to any Person of any Intellectual Property other than licenses granted to customers in the Ordinary Course of Business, and (ii) all licenses by any other Person to an Acquired Company of any Intellectual Property (except shrink wrap and click wrap licenses to software and other packaged media) which are necessary for the conduct of the business of Cargo and its Subsidiaries (each, a “License”). Each License identified in Section 5.15(b) of the Cargo Disclosure Schedule is a valid and binding agreement, in full force and effect and enforceable in accordance with its terms. With respect to each License, there is no material default (or event that with the giving of notice or passage of time would constitute a material default) by an Acquired Company or, to the Knowledge of Cargo, any other Person party thereto. There are no pending or, to the Knowledge of Cargo, threatened claims with respect to any License. True and complete copies of all Licenses have been made available to ABX.

(c) Each Acquired Company has good and valid title to, or otherwise possesses the rights to use, all Intellectual Property necessary for the conduct of its business. Each Acquired Company has taken commercially reasonable measures to protect the proprietary nature of the Intellectual Property and to maintain in confidence all trade secrets and other confidential Intellectual Property and information owned or used by them in connection with its business.

(d) No Acquired Company has received written notice that it has infringed upon, misappropriated or misused, any intellectual property or proprietary information of another Person. There are no pending or, to the Knowledge of Cargo, threatened claims or proceedings contesting or challenging the Intellectual Property, or Cargo’s use of the Intellectual Property owned by another Person. To the Knowledge of Cargo, no Person is infringing upon, misappropriating, or otherwise violating Cargo’s rights to the Intellectual Property.

(f) All registered trademarks, and pending applications for trademarks with the United States Patent and Trademark Office or any other trademark office, are currently in all material respects in compliance with all Applicable Laws (including the filing of affidavits of use and renewal applications as applicable), and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the date hereof. No trademark has been or is now involved in any opposition, infringement, dilution, unfair competition or cancellation proceeding and, to the Knowledge of Cargo, no such action is threatened with respect to any of the trademarks. No trademark is alleged to infringe any trade name, trademark or service mark of any other Person and, to the Knowledge of Cargo, no trademark is infringed.

(g) Except as set forth in Section 5.15(g) of the Cargo Disclosure Schedule, the Intellectual Property is free and clear of any and all Liens, except Permitted Liens.

5.16 Customer and Supplier Relationships.

(a) Section 5.16(a) of the Cargo Disclosure Schedule sets forth a list of: (i) the 10 largest customers by dollar volume to the Acquired Companies for the twelve months ended August 31, 2007; and (ii) the 25 largest suppliers by dollar volume of the Acquired Companies for the twelve months ended August 31, 2007.

(b) Except as set forth in Section 5.16(b) of the Cargo Disclosure Schedule, there exists no actual or, to the Knowledge of Cargo, threatened termination, cancellation or limitation of, or any change in, the business relationship with any of the customers or suppliers identified in Section 5.16(a) of the Cargo Disclosure Schedule that has had, or would reasonably be expected to have, a Cargo Material Adverse Effect. There are no pending material disputes or controversies between an Acquired Company and any such customer or supplier of Cargo.

5.17 Employee and Labor Relations.

(a) Section 5.17(a) of the Cargo Disclosure Schedule contains a complete and accurate list of each collective bargaining or other labor union or foreign work council Contract (including amendments thereto) applicable to Persons employed by any Acquired Company to which an Acquired Company is a party (each a “Cargo Collective Bargaining Agreement”). Each Acquired Company has complied with the provisions of all Cargo Collective Bargaining Agreements, except as set forth in Section 5.17(a) of the Cargo Disclosure Schedule and except for any such non-compliance that has not, and would not reasonably be expected to have, a Cargo Material Adverse Effect or otherwise would not reasonably be expected to result in Losses to the Acquired Companies of more than $100,000 in the aggregate. Cargo has made available to ABX a true and complete copy of each such Cargo Collective Bargaining Agreement. Except as set forth in Section 5.17(a) of the Cargo Disclosure Schedule, no Cargo Collective Bargaining Agreement is being negotiated by an Acquired Company or will be subject to negotiation prior to the Closing Date. No Acquired Company has committed any material unfair labor practice in connection with the operation of its respective businesses. No labor union, labor organization or group of employees of any Acquired Company has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Cargo, threatened to be brought or filed with any labor relations tribunal or authority, and there are no labor union organizing activities pending or, to the Knowledge of Cargo, threatened with respect to any employees of an Acquired Company. Except as set forth in Section 5.17(a) of the Cargo Disclosure Schedule, there are no arbitrations, written grievances or written complaints pending or, to the Knowledge of Cargo, threatened against any Acquired Company under any Cargo Collective Bargaining Agreement, except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Cargo Material Adverse Effect.

(b) Each Acquired Company is currently in material compliance with, and during the last six years there has been no material violation of, Applicable Law with respect to the employment of individuals by, or the employment practices or work conditions of the Acquired Companies or their respective terms and conditions of employment, wages and hours. No Acquired Company is engaged in any unfair labor practice or other unlawful employment practice (including under any immigration laws) that has had, or would reasonably be expected to have, a Cargo Material Adverse Effect or otherwise would reasonably be expected to result in Losses to the Acquired Companies of more than $100,000 in the aggregate. Except as set forth in Section 5.17(b) of the Cargo Disclosure Schedule, there are no material unfair labor practice charges or other employee related complaints or claims against an Acquired Company pending or, to the Knowledge of Cargo, threatened before the National Labor Relations Board, the National Mediation Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor, or any other Governmental Authority. No Acquired Company has been notified in writing by any Governmental Authority of any alleged material violation of Applicable Law that remains unresolved respecting employment and employment practices, terms and conditions of employment, or wage and hours.

(c) There is no existing or, to the Knowledge of Cargo, threatened work stoppage, strike, dispute, boycott, slowdown, lockout, picketing or other labor problem involving employees of an Acquired Company or related to the business or operations of the Acquired Companies, nor have any such labor problems occurred or been threatened within the past three years.

(d) No Acquired Company has received any written notice of the intent of any Governmental Authority responsible for the enforcement of any Applicable Law relating to labor or employment to conduct an investigation of any Acquired Company, and, to the Knowledge of Cargo, no such investigation is threatened.

(e) There are no material outstanding Orders against an Acquired Company under any Applicable Law relating to occupational health or safety and, to the Knowledge of Cargo, none has been threatened. All material levies, assessments and penalties made against an Acquired Company pursuant to any Applicable Law relating to workers compensation have been paid, unless subject to a good faith challenge or dispute.

(f) As of the date hereof, Cargo has executed and delivered Contracts of employment with each of Peter Fox, George Golder and Todd Hunter, in each case dated as of the date hereof. True and correct copies of each such employment agreement have been delivered to ABX.

5.18 Benefit Plans.

(a) Section 5.18(a) of the Cargo Disclosure Schedule sets forth a true and complete list of each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) maintained by Cargo or any of its Subsidiaries or to which Cargo or a Subsidiary contributes or is required to contribute, including any multiple employer welfare arrangement or any multiemployer employee welfare benefit plan, on behalf of officers or employees of Cargo or a Subsidiary (such multiple employer, multiemployer and other employee welfare benefit plans being hereinafter collectively referred to as the “Welfare Benefit Plans”). With respect to each Welfare Benefit Plan, all contributions or premiums due by, or attributable to the period ending on, the Closing Date have been paid or accrued and no such amounts are delinquent, except for any failure to so pay or accrue, or for any such delinquency, that has not exceeded, and would not reasonably be expected to exceed, $25,000 in the aggregate. Except for continuation coverage required under Section 4980B of the Code and Part 6 of Title I of ERISA, there are no Welfare Benefit Plans or Benefit Arrangements that provide benefits to current or former employees beyond their retirement or termination of employment.

(b) Section 5.18(b) of the Cargo Disclosure Schedule sets forth a true and complete list of each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) maintained by Cargo or any of its Subsidiaries or any corporation, trade or business under common control with Cargo within the meaning of Section 4001(a)(14) of ERISA (each, an “ERISA Affiliate”) or to which Cargo or an ERISA Affiliate contributes or is required to contribute, including any multiple employer or multiemployer employee pension benefit plan, on behalf of officers or employees of Cargo, a Subsidiary or an ERISA Affiliate (such multiple employer, multiemployer and other employee pension benefit plans being hereinafter collectively referred to as the “Pension Benefit Plans”). No Pension Benefit Plan is a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a “multiemployer plan” (as defined in Section 3(37) of ERISA). Neither Cargo nor any of its ERISA Affiliates has incurred any liability under Title IV of ERISA. With respect to each Pension Benefit Plan, all contributions due by or attributable to the period ending on the date hereof have been made or accrued on the Latest Balance Sheet, except for any failure to so pay or accrue any such contribution that has not exceeded, and would not reasonably be expected to exceed, $25,000 in the aggregate.

(c) Section 5.18(c) of the Cargo Disclosure Schedule lists each deferred compensation plan, bonus plan, stock option plan, incentive compensation plan, employee stock purchase plan and any other employee benefit, retirement savings, insurance, sick pay, vacation pay or severance pay plan, agreement, arrangement or commitment or other material compensatory plan or program, whether formal or informal, which is applicable to any employee of Cargo or any Subsidiary, in his or her capacity as an employee of Cargo, or a Subsidiary (collectively, the “Benefit Arrangements”).

(d) Each Pension Benefit Plan, each Welfare Benefit Plan, and each Benefit Arrangement, where applicable, complies, both as to form and, during the three year period ending on the date hereof, operation, with the applicable provisions of (i)

with respect to each Pension Benefit Plan which is intended to be a “qualified retirement plan,” the provisions of Sections 401(a) and 501(a) of the Code; (ii) ERISA; and (iii) all other Applicable Laws, except for any failure to so comply that has not had, and would not reasonably be expected to have, a Cargo Material Adverse Effect. Favorable determination letters, copies of which have been made available to ABX, as to the qualification under the Code of each of the Pension Benefit Plans intended to be a “qualified retirement plan,” as amended, have been received from the Internal Revenue Service.

(e) No Welfare Benefit Plan or Pension Benefit Plan or “party in interest” (as defined in Section 3(14) of ERISA) thereof has engaged in any transaction that would subject Cargo or any Subsidiary to a material tax or penalty under Section 4975 of the Code, liability under Part 4 of Title I of ERISA or a material penalty under Section 502 of ERISA. All reports required by the Internal Revenue Service or the Department of Labor with respect to each Welfare Benefit Plan and each Pension Benefit Plan have been timely filed, except for any failure to so comply that has not resulted, and would not reasonably be expected to result, in a liability to Cargo or its Subsidiaries in excess of $25,000 in the aggregate.

(f) For each Welfare Benefit Plan, Pension Benefit Plan and Benefit Arrangement, Cargo has previously made available to ABX (i) true and accurate copies of each plan document, (ii) where applicable, the most recent summary plan description and the most recent annual report (Form 5500), (iii) all disclosures required by Applicable Law to be given to participants, (iv) all insurance policies purchased to provide benefits, (v) any trust or custodial agreement, and (vi) all material contracts with third party administrators, actuaries, investment managers, consultants and other independent contractors.

(g) There are no Actions (other than routine claims for benefits) pending or, to the Knowledge of Cargo, threatened against Cargo, any of its Subsidiaries or any ERISA Affiliate in connection with, or against, any Pension Benefit Plan, Welfare Benefit Plan or Benefit Arrangement and there are no civil or criminal actions pending or, to the Knowledge of Cargo, threatened against any “fiduciary” (as defined in Section 3(21) of ERISA), Pension Benefit Plan, Welfare Benefit Plan or Benefit Arrangement.

(h) Except as set forth in Section 5.18(h) of the Cargo Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (i) any payment or transfer of money, property or other consideration (including, without limitation, severance, unemployment compensation or bonus payments) (whether or not such payment would constitute a “parachute payment” or “excess parachute payment” within the meaning of Section 280G of the Code) becoming due from any Acquired Company to any employee or former employee of any Acquired Company; (ii) any increase in the amount of compensation, benefits or fees payable from any Acquired Company to any such individual; (iii) the acceleration of the accrual, vesting or timing of payment of any benefits, compensation or fees payable to any such individual under any Pension Benefit Plan, Welfare Benefit Plan or Benefit Arrangement; or (iv) the acceleration or creation of any other additional rights, under any Benefit Arrangement, severance, parachute, employment, change in control or other agreement or arrangement by or to which any Acquired Company is a party, in the cases of clauses (i), (ii), (iii) and (iv) that would reasonably be expected to have a Cargo Material Adverse Effect on Cargo or any of its Subsidiaries or otherwise would reasonably be expected to result in Losses to the Acquired Companies of more than $50,000 in the aggregate.

(i) With respect to any Pension Benefit Plan or Benefit Arrangement that provides “nonqualified deferred compensation” (within the meaning of Section 409A of the Code), since January 1, 2005, such plan or arrangement has been administered in “good faith compliance” with the provisions of Section 409A of the Code.

5.19 Litigation.

Except as set forth in Section 5.19 of the Cargo Disclosure Schedule, there are no Actions pending or, to the Knowledge of Cargo, threatened against an Acquired Company or, to the Knowledge of Cargo, against any officer or director of an Acquired Company (in their capacity as such) except for such Actions that have not had and would not reasonably be expected to have, a Cargo Material Adverse Effect or that otherwise would not reasonably expected to result, in the aggregate, in Losses to the Acquired Companies of more than $100,000 (net of insurance proceeds). There are no Actions pending or, the Knowledge of Cargo, threatened that seek to enjoin or obtain damages with respect to the consummation of the transactions contemplated hereby. No Acquired Company is subject to the provisions of any ongoing or unsatisfied Order.

5.20 Compliance; Permits

(a) The Acquired Companies are in compliance with all Applicable Laws which affect their respective businesses, properties or assets, any applicable operating certificates, common carrier obligations, Federal Aviation Regulations (“FARs”) or any other rules, regulations, directives or policies of the FAA, the DOT, the FCC, the DOD, the Department of Homeland Security, the TSA, or any other Governmental Authority, except for instances of possible noncompliance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Cargo Material Adverse Effect. No notice, charge or assertion has been received by an Acquired Company or, to the Knowledge of Cargo, threatened against an Acquired Company, alleging any violation of any of the foregoing, except for instances of possible noncompliance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Cargo Material Adverse Effect. Except as set forth in Section 5.20 of the Cargo Disclosure Schedule, no material investigation or review or civil penalty claims by the FAA, the TSA, any customs agency or any other Governmental Authority with respect to an Acquired Company is pending or, to the Knowledge of Cargo, threatened in writing, nor has any Governmental Authority indicated in writing an intention to conduct the same.

(b) Cargo and each of its Subsidiaries is in possession of all authorizations, licenses, consents, permits, Environmental Permits, certificates, approvals and clearances of any Governmental Authority necessary for it to own, lease and operate its properties or to carry on their respective businesses substantially as it is being conducted as of the date hereof (the “Cargo Permits”), and all such Cargo Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Cargo Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Cargo Material Adverse Effect. There is not pending or, to the Knowledge of Cargo, threatened before any Governmental Authority any proceeding, charge, notice of violation, order of forfeiture or complaint or investigation against an Acquired Company relating to any of the Cargo Permits, except for any of the foregoing that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Cargo Material Adverse Effect.

(c) No Acquired Company, nor, to the Knowledge of Cargo, any of their respective directors, officers, agents, employees or representatives (in each case acting in their capacities as such) has in the preceding three years (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in the United States or any other country, that was illegal under any Applicable Law, (iii) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (iv) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, or (v) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, except, in the case of clauses (i) through (v) above, for such payments, violations, conduct or other practices that have not had and would not reasonably be expected to have, individually or in the aggregate, a Cargo Material Adverse Effect.

5.21 Environmental Compliance.

(a) All properties owned and activities conducted by the Acquired Companies, regardless of location, have been for the preceding three years, and are currently, in compliance with all Environmental Laws, except (i) as set forth on Section 5.21(a) of the Cargo Disclosure Schedule, and (ii) for such non-compliance that has not had, and would not reasonably be expected to have, a Cargo Material Adverse Effect or otherwise would not reasonably be expected to result in Losses to the Acquired Companies of more than $100,000 in the aggregate.

(b) Except as set forth in Section 5.21(b) of the Cargo Disclosure Schedule, in the preceding three years (or, as the case may be, for such shorter period of time during which an Acquired Company has owned or leased such Real Property), there has not been any Release of Hazardous Substances or Hazardous Discharge (i) into, on, from or under the Real Property or, to the Knowledge of Cargo, any other property that is or was owned, leased or used by an Acquired Company or (ii) to the Knowledge of Cargo, into, on, from or under any other properties, including landfills, in which wastes generated or transported by an Acquired Company have been Released. Other than with respect to ramp space and airport parking space, none of the Real Property contains or, to the Knowledge of Cargo, formerly contained any above-ground or underground storage tanks.

(c) There are no pending or, to the Knowledge of Cargo, threatened Environmental Actions against any Acquired Company or with respect to any of the Real Property. To the Knowledge of Cargo, there are no pending or threatened Environmental Actions (i) against any of the owners or operators of any facilities that received waste or Hazardous Substances generated by an Acquired Company in connection with the operation of its business, or (ii) concerning any other real property currently or previously owned, leased, operated, or occupied by an Acquired Company (other than the Real Property). Except as set forth in Section 5.21(c) of the Cargo Disclosure Schedule, to the Knowledge of Cargo, no Acquired Company has been or is now a potentially responsible party, and none of them have ever been alleged to be or is liable under CERCLA or any other Environmental Law, with respect to the Release of Hazardous Substances.

(d) None of the assets and properties which have been or are now owned, leased, operated or occupied by an Acquired Company have been for the preceding three years or are now used by an Acquired Company for the generation, storage, manufacture, use, transportation, disposal or treatment of Hazardous Substances, except in material compliance with Environmental Laws.

(e) The Acquired Companies currently maintain all environmental Permits (“Environmental Permits”) necessary for the operation of their respective businesses and, except where the failure to do so has not had, and would not reasonably be expected to have, a Cargo Material Adverse Effect, the Acquired Companies have been for the preceding three years and are in compliance with such Environmental Permits, and there are no pending nor, to the Knowledge of Cargo, threatened in writing, revocations of such Environmental Permits.

(f) Except as set forth in Section 5.21(f) of the Cargo Disclosure Schedule, no Acquired Company, nor any of the Real Property, nor, to the Knowledge of Cargo, any other property which an Acquired Company operates or occupies is subject to any outstanding Order or a party to any Contract with any Governmental Authority (i) with respect to any Environmental Law or (ii) which would require a Remedial Action.

(g) There are no Actions by any Governmental Authority, or any employee of an Acquired Company pending or, to the Knowledge of Cargo, threatened, based on (i) alleged injury to such employee’s health caused by exposure to any Hazardous Substance, (ii) alleged occupational safety or health matters, or (iii) alleged violation of any Environmental Law.

(h) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will impose any obligations for site investigation or cleanup, or to notify or obtain the consent of any Governmental Authority or third parties under any Environmental Laws (including any so-called “transaction-triggered” or “responsible property transfer” laws and regulations).

5.22 Aircraft.

(a) Section 5.22(a) of the Cargo Disclosure Schedule (a) sets forth a true and complete list of all aircraft owned or leased by an Acquired Company as of the date hereof (the “Cargo Aircraft”) and (b) sets forth a true and complete list of all aircraft engines owned or leased by an Acquired Company as of the date hereof (the “Cargo Engines”). With respect to each Cargo Aircraft and each Cargo Engine, Section 5.22(a) of the Cargo Disclosure Schedule sets forth (i) the name of the manufacturer, (ii) the model number, (iii) the manufacturer’s serial number, (iv) for each Cargo Aircraft, the aircraft registration number, (v) the Acquired Company which owns or leases the Cargo Aircraft or Cargo Engine, (vi) a statement as to whether the Cargo Aircraft or Cargo Engine is owned or leased, (vii) the operator of the Cargo Aircraft or Cargo Engine, and (viii) a statement as to whether the Cargo Aircraft or Cargo Engine is Airworthy or Unairworthy (as defined in this Section 5.22(a)) on the date of this Agreement. The Cargo Aircraft and the Cargo Engines have been, and are being, maintained according to Applicable Law (including FAA regulatory standards to the extent applicable) and the maintenance program of the aircraft operator approved by the FAA or otherwise under Applicable Law. For purposes of this Section 5.22, a Cargo Aircraft or Cargo Engine shall be considered “Airworthy” if, on the date of this Agreement, it is in a condition which enables it to be operated in revenue operations under FAR Part 121, and a Cargo Aircraft or Cargo Engine will be considered “Unairworthy” if, on the date of this Agreement, it is not Airworthy. Except as set forth in Section 5.22(a) of the Cargo Disclosure Schedule, the Acquired Companies have not materially revised, modified, altered, amended or changed their respective fleet maintenance schedules from those schedules in effect on July 9, 2007 with respect to their respective Cargo Aircraft, Cargo Engines, auxiliary power units, landing gear and major time/cycle limited components, whether owned or leased, and from July 9, 2007 through the date hereof have performed maintenance regarding such items substantially in accordance with such fleet maintenance schedules in effect on July 9, 2007.

(b) The respective Cargo Aircraft, Cargo Engines, auxiliary power units, landing gear and major time/cycle limited components owned or leased by the Acquired Companies are in the aggregate sufficient and adequate, and are, in the aggregate, in a sufficient and adequate state of repair, to enable the Acquired Companies to carry on their respective businesses as currently conducted in the Ordinary Course of Business.

(c) Section 5.22(c) of the Cargo Disclosure Schedule sets forth a true and complete list, as of the date hereof, containing all Contracts (other than existing Cargo Leased Aircraft Contracts) pursuant to which Cargo or any of its Subsidiaries may purchase or lease aircraft, including the manufacturer and model of all aircraft subject to each such Contract (the “Cargo Aircraft Acquisition Contracts”). Cargo has made available to ABX true and complete copies of all such Cargo Aircraft Acquisition Contracts, including all amendments thereto.

(d) Each Cargo Aircraft has a validly issued, current individual aircraft FAA Certificate of Airworthiness with respect to such Cargo Aircraft which satisfies all requirements for the effectiveness of such FAA Certificate of Airworthiness.

(e) Except for maintenance items due in the Ordinary Course of Business and for maintenance items deferred in the Ordinary Course of Business, the structure, systems and components (including, without limitation, the airframes, engines, landing gear, auxiliary power units and major time/cycle limited components) of each Cargo Aircraft listed as Airworthy in Section 5.22(a) of the Cargo Disclosure Schedule are functioning in accordance with their intended use as set forth in documentation approved by the FAA or under other Applicable Law, including any applicable manuals, technical standard orders or parts manufacturing approval certificates. The Acquired Companies maintain all maintenance, technical and other business records relating to the Cargo Aircraft, or cause the same to be maintained, in accordance with Applicable Law, including, without limitation, all requirements of the FAA to the extent applicable.

(f) All deferred maintenance items and temporary repairs with respect to each Cargo Aircraft have been or are being made materially in accordance with the maintenance program of the aircraft operator, which maintenance program is approved by the FAA or otherwise under Applicable Law.

(g) Except as set forth in Section 5.22(g) of the Cargo Disclosure Schedule, each Cargo Aircraft is properly registered on the FAA aircraft registry.

(h) No Acquired Company is a party to any interchange or pooling agreements with respect to the Cargo Aircraft or their engines, auxiliary power units or other equipment.

(i) Except as set forth in Section 5.22(i) of the Cargo Disclosure Schedule, no Cargo Aircraft is leased to, subleased to or otherwise in the possession of another air carrier or another Person other than an Acquired Company, to operate such Cargo Aircraft in air transportation or otherwise.

(j) Each of Cargo and its operating Subsidiaries is a “citizen of the United States” as defined in the Federal Aviation Act (49 U.S.C § 40102(15)). Each of Cargo’s subsidiaries Capital Cargo International Airlines, Inc., and Air Transport International Limited Liability Company (A) is an “air carrier” within the meaning of the Federal Aviation Act (49 U.S.C. § 40102(2)), (B) holds a certificate of public convenience and necessity issued by the DOT and (C) operates under an Air Carrier Certificate issued pursuant to the Federal Aviation Act (49 U.S.C. §§ 41101-41112).

5.23 Brokers, Finders.

Except as set forth in Section 5.23 of the Cargo Disclosure Schedule, no Acquired Company has dealt with or employed any broker, finder, investment banker or financial advisor in connection with the negotiation, execution or performance of this Agreement.

5.24 Insurance.

Section 5.24 of the Cargo Disclosure Schedule sets forth a true, correct and complete list, and a description of the coverage provided thereby, of all insurance policies maintained by Cargo and its Subsidiaries on their respective assets or properties or in relation to their respective businesses. All of such policies are in full force and effect. All premiums due on such insurance policies on or prior to the date hereof have been paid. No Acquired Company has received written notice of cancellation of any such insurance policies. There are no claims pending that are reasonably likely to exceed any applicable deductible or retention under such insurance policy in which the insurer has notified an Acquired Company that the insurance carrier intends to deny coverage or liability for all or a portion of such claim under the applicable insurance policy.

5.25 Related Party Transactions.

Except as set forth in Section 5.25 of the Cargo Disclosure Schedule, no Related Party (i) has any direct or indirect interest in any material asset used in or otherwise relating to the business of the Acquired Companies or (ii) has entered into any material Contract, transaction or business dealing with an Acquired Company and, to the Knowledge of Cargo, no Related Party is competing with an Acquired Company.

5.26 Absence of Material Undisclosed Liabilities.

(a) Except as set forth in the Cargo Disclosure Schedule, including without limitation, Section 5.6 thereof, and except as of and as set forth on the Latest Balance Sheet, the Acquired Companies had no liabilities that were required by GAAP to be reflected or reserved against in the Latest Balance Sheet.

(b) As of the date of this Agreement, and except as set forth in the Cargo Disclosure Schedule, including without limitation, Section 5.6 thereof, there have been no liabilities incurred since the Latest Balance Sheet Date which have had a Cargo Material Adverse Effect or which would be required by GAAP to be reflected or reserved against in a balance sheet of the Acquired Companies as of the date of this Agreement.

5.27 Net Asset Value Accounting Principles and Practices.

To the Knowledge of Cargo, as of the date hereof, no adjustment would be required under the Net Asset Value Accounting Principles and Practices to be made to the example calculation contained in Exhibit B.

5.28 Exclusivity of Representations.

The representations and warranties made by Cargo in this Article V are the exclusive representations and warranties made by Cargo with respect to the Acquired Companies, including the assets and liabilities of each of them. Cargo hereby disclaims any other express or implied representations or warranties with respect to any of the Acquired Companies. Except as expressly set forth herein, the condition of the assets of the Acquired Companies shall be “as is” and “where is”. Cargo is not, directly or indirectly, making any representations or warranties regarding any financial projections (including any information purporting to give pro forma effect to the transactions contemplated hereby) or any other forward-looking statements of any of the Acquired Companies.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF ABX AND ACQUISITION

Except as otherwise set forth in the ABX Disclosure Schedule, ABX and Acquisition, jointly and severally, represent and warrant to Cargo and the Significant Shareholders on the date hereof as follows:

6.1 Organization and Authority.

ABX is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now being conducted. Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida with all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. Acquisition was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has been engaged in no other business activities, has conducted operations only as contemplated hereby and has no material liabilities. ABX and Acquisition are duly licensed or qualified to do business and are in good standing in each jurisdiction in which they are required to be so qualified or licensed, except where failure to be so qualified or licensed has not had, and would not reasonably be expected to have, an ABX Material Adverse Effect. Each of ABX and Acquisition is in compliance with the provisions of its respective articles of incorporation, bylaws and other governing documents. As of the date of this Agreement, (a) each of the outstanding shares of capital stock and other equity interests of ABX is owned by ABX Air and (b) each of the outstanding shares of capital stock and other equity interests of Acquisition is owned by ABX. As of the Closing Date, (a) each of the outstanding shares of capital stock and other equity interests of ABX Air will be owned by ABX and (b) each of the outstanding shares of capital stock and other equity interests of Acquisition will be owned by ABX.

6.2 Authorization.

(a) Each of ABX and Acquisition has the requisite corporate power and authority to execute, deliver and enter into this Agreement and all agreements contemplated hereby to be executed and delivered by ABX and Acquisition. The execution, delivery and performance by each of ABX and Acquisition of this Agreement and all agreements contemplated hereby to be executed and delivered by ABX or Acquisition have been duly authorized by all necessary corporate action on the part of ABX and Acquisition, as the case may be. This Agreement has been duly executed and delivered by each of ABX and Acquisition and, assuming that this Agreement constitutes a valid and binding obligation of Cargo and each Significant Shareholder, constitutes the binding obligation of ABX and Acquisition, respectively, enforceable against each of them in accordance with its terms, except as the enforcement thereof may be subject to or limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other Applicable Law affecting the enforcement of creditors’ rights generally now or hereafter in effect and (ii) the application of equitable principles and the availability of equitable remedies.

(b) The respective boards of directors of ABX Air, ABX and Acquisition has each unanimously approved and adopted this Agreement and approved the transactions contemplated hereby. No other corporate proceedings on the part of ABX Air, ABX or Acquisition is necessary to adopt or approve this Agreement and the other transactions contemplated by this Agreement.

6.3 No Conflicts.

Except as set forth in Section 6.3 of the ABX Disclosure Schedule, the execution and delivery by each of ABX and Acquisition of this Agreement, and any other agreement or certificate of ABX or Acquisition executed and delivered in accordance with the terms hereof, do not, and the performance by each of ABX and Acquisition of its respective obligations under this Agreement, and such other agreements or certificates and the consummation of all of the transactions contemplated hereby and thereby, will not: (a) with or without the giving of notice or the passage of time or both, violate or conflict with or result in a breach of any provision of the certificate or articles of incorporation (as the case may be), bylaws or other governing documents of ABX or Acquisition; (b) require ABX or Acquisition to obtain the consent, waiver, approval, or authorization of, or ABX or Acquisition to make a registration, declaration or filing with, any Person or Governmental Authority; and (c) with or without the giving of notice or the passage of time or both, (i) violate or conflict with, or (ii) result in a material breach or termination of, or (iii) constitute a material default under, or grounds for the modification or cancellation of, or (iv) result in the imposition of any penalty or revocation or suspension of rights under, or (v) accelerate or permit the acceleration of the performance required by, or (vi) result in the creation of any Liens, except Permitted Liens, upon any of the material assets of ABX or Acquisition, or otherwise give rise to any Liability under, any material contract, Permit or any Applicable Law to which ABX or Acquisition is a party or by which any ABX or Acquisition or any of their respective assets may be bound or governed, except, in the case of clauses (b) and (c) above, for any such consent, waiver, approval, authorization, registration, declaration, filing, violation, conflict, breach, termination, default, modification, cancellation, imposition, revocation, suspension, acceleration or creation that has not had, and would not reasonably be expected to have, an ABX Material Adverse Effect.

6.4 Litigation.

Except as set forth in Section 6.4 of the ABX Disclosure Schedule, there are no Actions pending or, the Knowledge of ABX, threatened that (i) seek to enjoin or obtain damages with respect to the consummation of the transactions contemplated hereby or (ii) has had, or would reasonably be expected to have, an ABX Material Adverse Effect.

6.5 Capitalization of Acquisition.

The authorized capital stock of Acquisition consists of 40,040,950 shares of common stock, .001 par value, of which 28,816,880 shares are validly issued and outstanding, fully paid and non-assessable and are owned by ABX free and clear of all Liens.

6.6 SEC Reports and Financial Statements.

(a) Since January 1, 2004, ABX Air has filed with the SEC all forms, reports, schedules, registration statements, and other documents (together with all amendments thereof and supplements thereto, as such documents have since the time of their filing been amended or supplemented, the “ABX SEC Reports”) required to be filed by ABX Air with the SEC. As of their respective dates and giving effect to any amendments or supplements thereto, the ABX SEC Reports filed since January 1, 2004, (i) complied as to form in all material respects with the requirements of the Securities Act, and the rules and regulations thereunder, or the Exchange Act, and the rules and regulations thereunder, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the ABX SEC Reports (the “ABX Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments) the consolidated financial position of ABX Air and its consolidated subsidiaries at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Each subsidiary of ABX Air is treated as a consolidated subsidiary of ABX Air in ABX Financial Statements for all periods covered thereby.

6.7 Brokers, Finders.

Except as set forth in Section 6.7 of the ABX Disclosure Schedule, neither ABX, Acquisition nor ABX Air has dealt with or employed any broker, finder, investment banker or financial advisor in connection with the negotiation, execution or performance of this Agreement.

6.8 Investment Intent

(a) Neither ABX nor any of its Affiliates currently own any Cargo Common Shares. Acquisition is acquiring the equity capital of Cargo for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributions or selling such equity capital, in violation of the Applicable Laws relating to securities, provided, however, that the disposition of Acquisition’s property shall at all times remain within the sole control and discretion of Acquisition, so long as such disposition is in compliance with Applicable Law.

(b) Acquisition qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(c) Acquisition understands that the acquisition of the equity capital of Cargo to be acquired by it pursuant to the terms of this Agreement involves substantial risk. Acquisition and its officers have experience as an investor in securities and equity interests of companies such as the ones being transferred pursuant to this Agreement, and Acquisition can bear the economic risk of its investment (which may be for an indefinite period) and has such knowledge and experience in financial or business matters that Acquisition is capable of evaluating the merits and risks of its investment pursuant to the transactions contemplated hereby.

(d) Acquisition understands that the equity securities of Cargo have not been registered under the Securities Act. Acquisition acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of Applicable Law.

6.9 Financing

ABX Air has obtained a signed copy of the debt commitment letter of SunTrust Robinson Humphrey, Inc., SunTrust Bank, Regions Bank and Regions Capital Markets (a division of Regions Bank) dated October 31, 2007 (the “Commitment Letter”). The Commitment Letter and the term sheet attached thereto as Annex I are collectively referred to herein as the “Financing Documents”. True and correct copies of the Financing Documents have been delivered to Cargo. The Financing Documents are in full force and effect. There are no other conditions to the financing contemplated by the Financing Documents except as specifically set forth in the Financing Documents. All commitment and other fees required by the Financing Documents or fee letters to be paid as of the date hereof have been fully paid. The funds in the amount set forth in the

Commitment Letter are sufficient, together with other funds available to ABX Air, ABX or Acquisition, to enable Acquisition to pay all the cash amounts due under this Agreement and to consummate the transactions contemplated hereby, including the repayment of the Cargo indebtedness outstanding on the Closing Date under Cargo’s senior credit facility with SunTrust as described in Section 5.13(c) of the Cargo Disclosure Schedule that becomes due and payable in connection with the transactions contemplated by this Agreement.

6.10 ABX Common Stock

As of the Closing Date, all shares of ABX Stock included in the Transaction Consideration will be duly authorized, validly issued, fully paid and nonassessable, and issued in compliance with the Articles of Incorporation and Bylaws of ABX and, assuming the accuracy of the representations of the Significant Shareholders in Section 4.5 of this Agreement, with Applicable Law.

6.11 Net Asset Value Accounting Principles and Practices.

To the Knowledge of ABX, as of the date hereof, no adjustment would be required under the Net Asset Value Accounting Principles and Practices to be made to the example calculation contained in Exhibit B.

6.12 Exclusivity of Representations.

The representations and warranties made by ABX and Acquisition in this Article VI are the exclusive representations and warranties made by ABX and Acquisition, including with respect to the assets and liabilities of each of them. ABX and Acquisition hereby disclaim any other express or implied representations or warranties with respect to either of them. ABX and Acquisition are not, directly or indirectly, making any representations or warranties regarding any financial projections (including any information purporting to give pro forma effect to the transactions contemplated hereby) or any other forward-looking statements of ABX and Acquisition.

ARTICLE VII

COVENANTS AND AGREEMENTS

7.1 Covenants and Agreements of Cargo and the Significant Shareholders.

Cargo and the Significant Shareholders covenant and agree with ABX and Acquisition as follows:

(a) [Reserved]

(b) Conduct of Business. From the date hereof and until the Closing Date, the Acquired Companies shall conduct their business in the Ordinary Course of

Business. To the extent consistent with the foregoing sentence, the Acquired Companies shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with each Governmental Authority, customer, supplier, distributor, creditor, lessor, employee and business associate and keep available the services of the present employees and agents of the Acquired Companies, subject to the ability to terminate relationships (and, in particular, employee relationships) in the Ordinary Course of Business. Nothing in the foregoing sentences shall prohibit or restrict the Acquired Companies from the date of this Agreement to the Closing Date from taking any of the following actions: (i) actions approved by ABX in writing (which approval shall not be unreasonably withheld by ABX (objectively determined from ABX’s point of view) after consideration of its own interests related to the consummation of the transaction contemplated hereunder); (ii) any action expressly required or permitted by this Agreement (including, without limitation, the actions listed in Sections 1.1 and 7.1(b) of the Cargo Disclosure Schedule); (iii) any action required by Applicable Law; and (iv) any required or necessary action in order to effectuate the spin-off of 767 Aircraft One, LLC as described in Section 7.1(b) of the Cargo Disclosure Schedule (the “767, LLC Spin-Off”). Without limiting the generality of the foregoing and in furtherance thereof, from the date hereof until the Closing Date, except (A) as otherwise expressly required or permitted by this Agreement, (B) as ABX may approve in writing which approval shall not be unreasonably withheld, (C) as required by any Applicable Law or (D) as set forth in Section 7.1(b) of the Cargo Disclosure Schedule, each Acquired Company will:

(i) not engage in any activities or transactions which will be outside the Ordinary Course of Business;

(ii) not (A) subdivide or reclassify any shares of its capital stock, (B) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock or securities convertible into its capital stock, other than (1) the issuance of Cargo Common Shares pursuant to the exercise of Cargo Options or Cargo Warrants outstanding on the date of this Agreement and in accordance with their present economic terms and (2) the issuance of any replacement certificates for any lost, stolen or destroyed certificates representing Cargo Common Shares outstanding as of the date hereof, (C) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any options, warrants, or other rights of any kind to acquire any shares of its capital stock or securities convertible into its capital stock or (D) amend its Articles of Incorporation, Bylaws or other governing documents;

(iii) give the officers, attorneys, accountants and other authorized Representatives of Acquisition and ABX reasonable access to its properties, books, Tax Returns and minute books and other corporate records upon reasonable prior notice and during normal business hours in order that Acquisition and ABX may have full opportunity to make such investigation as Acquisition and ABX shall desire of the affairs of the Acquired Companies;

(iv) not take any action to institute any new severance or termination pay practices with respect to any directors, officers or employees or increase the benefits payable under its severance or termination pay practices in effect on the date hereof;

(v) not adopt or amend, in any material respect, except as may be required by Applicable Law, any collective bargaining, bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any of its directors, officers or employees;

(vi) use commercially reasonable efforts to maintain its relationships with its suppliers and customers, and if requested by ABX, (A) attempt to make reasonable arrangements for representatives of ABX to meet with its suppliers and customers (but only with the participation of Cargo’s management), and (B) schedule meetings of representatives of ABX with its employees;

(vii) consistent with the current operational needs of the business of the Acquired Companies, maintain, in the aggregate, its properties in customary repair, order and condition, reasonable wear and tear excepted, and maintain insurance upon all of its properties and with respect to the conduct of its business in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(vii) maintain its books, accounts and records in the usual, regular and ordinary manner, in accordance with GAAP where applicable, and on a basis consistent with Past Practice;

(viii) duly comply in all material respects with all Applicable Law pertaining to it and to the conduct of its business;

(ix) not acquire or agree to acquire (A) by merging or consolidating with, by purchasing a substantial portion of the stock or other ownership interests in, or by purchasing substantially all of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company or other Person or division thereof or (B) any assets that would be material, individually or in the aggregate, to the Acquired Companies (except for purchases of assets in the Ordinary Course of Business);

(x) promptly advise Acquisition and ABX in writing of any event, transaction, circumstance or condition (A) which has had or would reasonably be expected to have a Cargo Material Adverse Effect, (B) which causes any of the representations or warranties made regarding the Acquired Companies to become untrue, incorrect or misleading in any material respect or (C) which will prevent Cargo or any Significant Shareholder from performing or cause Cargo or any Significant Shareholders not to perform their respective covenants hereunder;

(xi) not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, if such election, adoption, change, amendment, agreement, settlement or consent would have the effect of materially increasing the Tax liability of the Acquired Companies for any period ending after the Closing Date or materially decreasing any Tax attribute of any Acquired Company existing at the Closing Date;

(xii) not enter into any interchange or pooling agreements with respect to the Cargo Aircraft or their engines, auxiliary power unit or other equipment;

(xiii) not, with respect to any material Contract with a Related Party, alter or amend any such Contract that would change in any material respect the current business relationship and arrangements between any Acquired Company and the Related Party, and, to the extent that a Significant Shareholder, or an Affiliate of such Significant Shareholder, is the Related Party to such Contract, such Significant Shareholder shall not, and shall not permit its Affiliate to, alter or amend any such Contract that would change in any material respect the current business relationship and arrangements between any Acquired Company and the Related Party, provided, however, that nothing herein shall restrict any Significant Shareholder or Affiliate of any Significant Shareholder from exercising any rights such Person may have under any such Contract with a Related Party;

(xiv) not enter into any commitment for any non-maintenance capital expenditure (including without limitation for the acquisition of any aircraft) in an amount exceeding two million dollars ($2,000,000); provided, however, that nothing herein shall restrict any Acquired Company from entering into any commitment for maintenance capital expenditures; and

(xv) to the extent not set forth above, not engage in any of the transactions described in Section 5.9 of this Agreement.

(c) Exclusivity.

(i) From and after the date of this Agreement until the earlier of the Closing Date or termination of this Agreement pursuant to its terms, the Acquired Companies and the Significant Shareholders shall not, and shall cause their respective Representatives not to, directly or indirectly:

(A) knowingly initiate, solicit, encourage, facilitate (including by way of furnishing information or assistance) or otherwise entertain or consider any inquiries or expressions of interest or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, (1) a proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase directly or indirectly (including by way of lease, exchange, sale, mortgage, pledge, tender offer, exchange offer or otherwise, as may be applicable) of any substantial part of the assets of or equity interests (in economic or voting power) in Cargo or its Subsidiaries, in each case, other than a proposal or offer made by ABX or an Affiliate thereof, or (2) a breach of this Agreement or any interference with the completion of the transactions contemplated by this Agreement (any of the foregoing inquiries, expressions of interest, proposals or offers being hereinafter referred to as an “Acquisition Proposal”);

(B) have any discussions with or provide any nonpublic information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal;

(C) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal;

(D) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, stock purchase, asset purchase or share exchange agreement, option agreement or other similar agreement; or

(E) agree to do any of the foregoing related to any Acquisition Proposal.

(ii) Cargo and each Significant Shareholder will immediately cease, and will cause each of their Affiliates and their Representatives to immediately cease, any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal (other than those with ABX contemplated by this Agreement), and shall use its commercially reasonable efforts to cause any such third parties in possession of nonpublic information about any Acquired Company that was furnished by or on its behalf in connection with any of the foregoing to return or destroy all such information in the possession of any such third party or in the possession of any Representative of any such third party, and it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Affiliates is a party with respect to any Acquisition Proposal.

(d) Financial Statements. Cargo will deliver to ABX all regularly prepared audited and unaudited financial statements of Cargo prepared after the date hereof in the format historically used internally, promptly after same are available. Further, in connection with ABX or ABX Air making any filings with the SEC as required by Applicable Law in connection with the transactions contemplated by this Agreement and ABX seeking to enter into one or more credit facilities in connection with the financing of the transactions contemplated by this Agreement, ABX or ABX Air may be required to include in such filings with the SEC and may be required to provide to lenders under any such credit facility financial statements of Cargo and its Subsidiaries required by and prepared in accordance with Regulation S-X of the Securities Act, which may include unqualified audited financial statements of Cargo and its Subsidiaries for periods prior to the Closing. Accordingly, after the execution of this Agreement, Cargo shall, upon the request of ABX, use its commercially reasonable efforts to cause its external auditors to provide to ABX as soon as reasonably practicable Cargo’s audited consolidated financial statements for fiscal years 2006, 2005 and 2004, each prepared in accordance with GAAP and consistent with Past Practice, and each in form and substance suitable for filing by ABX or ABX Air with the SEC (the “S-X Financial Statements”). Cargo shall use commercially reasonable efforts to furnish to ABX any information or documents necessary for completion of the S-X Financial Statements, with reasonable, actual out-of-pocket expenses incurred to third parties in connection with providing such documentation being borne by ABX. Cargo agrees to execute customary management representation letters necessary to permit ABX’s independent accountants to issue reports with respect to such S-X Financial Statements. Cargo shall make requests of its independent accountants to provide such reasonable assistance (and Cargo shall use commercially reasonable efforts to provide such information in connection therewith as such accountants shall reasonably request, as soon as reasonably practicable after receipt of any such request from such accountants) in order for ABX or ABX Air to (A) obtain the consent of Cargo’s independent accountants to the inclusion of such independent accountants’ opinion with respect to the S-X Financial Statements that are to be included in any such filing with the SEC and in documents provided to lenders and (B) obtain customary comfort letters from such accountants. ABX acknowledges that Cargo does not currently have audited financial statements for Air Transport International Limited Liability Company for periods prior to Cargo’s acquisition thereof in February 2006; provided, however, Cargo shall, if requested by ABX, use commercially reasonable efforts to assist ABX ,at the expense of ABX, in obtaining such audited statements for Air Transport International Limited Liability Company for any period prior to February 2006 prepared in accordance with GAAP and suitable for filing by ABX with the SEC.

(e) FIRPTA Certificate. Cargo shall, prior to or on the Closing Date, deliver to ABX a statement substantially in the form set forth on Exhibit C meeting the requirements of Treasury Regulation section 1.1445-2(c)(3) that Cargo is not, and has not been during the applicable period specified in Code section 897(c)(1)(A)(ii), a United States real property holding corporation, as defined in Code section 897(c)(2).

(f) Parachute Payments. Prior to the Closing, Cargo will duly call, give notice of, convene and hold a meeting of its Shareholders for the purpose of voting on the approval by the Shareholders, in accordance with the requirements of Code Section 280G(b)(5)(B) and the Treasury Regulations promulgated thereunder, of payments or acceleration of benefits or contractual rights that an Acquired Company or ABX have made, paid, granted or are or may be obligated to make, pay or grant that would be “parachute payments” (as defined in Code Section 280G(b)(2)) (the

“Payments”). Such vote of the Shareholders on whether to approve the Payments shall occur prior to the Closing. The Payments are identified in a separate disclosure letter which has been agreed to by Cargo and ABX (it being understood and agreed that Section 7.1(b) of this Agreement shall not apply to the Payments).

(g) Joinder Agreement. Cargo will use its commercially reasonable efforts to obtain prior to the Closing Joinder Agreements executed and delivered by (i) each Shareholder that is not a Significant Shareholder, (ii) each holder of Cargo Options that is not a Significant Shareholder and (iii) each holder of Cargo Warrants that is not a Significant Shareholder. During the period from the date hereof until the Closing Date, Cargo agrees to keep ABX reasonably informed with respect to the status of obtaining the Joinder Agreements from the Persons described in the immediately preceding sentence.

(h) Cancellation of Agreements. On or before the Closing Date, the Significant Shareholders agree to terminate each of the agreements referenced in Section 5.4(d) of the Cargo Disclosure Schedule.

7.2 Covenants and Agreements of ABX .

(a) Except (i) as expressly required or permitted by this Agreement, (ii) as may be required by Applicable Law or (iii) to the extent that the following actions shall be approved by Cargo in writing (which approval shall not be unreasonably withheld by Cargo (objectively determined from Cargo’s point of view) after consideration of its own interests related to the consummation of the transaction contemplated hereunder), from the date hereof and until the Closing Date, ABX will promptly advise Cargo in writing of any event, transaction, circumstance or condition (A) which has had or would reasonably be expected to have an ABX Material Adverse Effect, (B) which causes any of the representations or warranties made regarding ABX or Acquisition to become untrue, incorrect or misleading in any material respect or (C) which will prevent ABX or Acquisition from performing, or cause ABX or Acquisition not to perform, their respective covenants hereunder.

(b) Following the Closing Date, ABX shall use commercially reasonable efforts to cause an individual selected by the Significant Shareholders to be nominated for election as a director of ABX at its next annual meeting of stockholders. Notwithstanding the foregoing, ABX shall have no obligation to nominate the individual selected by the Significant Shareholders if the nomination would cause ABX to no longer comply with, or be contrary to, any Applicable Law (including SEC rules and regulations) or the listing requirements of the NASDAQ Stock Market.

(c) ABX shall perform in all material respects its obligations under the Financing Documents and use its commercially reasonable efforts to satisfy all conditions precedent to the funding thereunder that are within its control. Without limiting the foregoing, ABX agrees to use commercially reasonable efforts to negotiate definitive documentation with respect to the financing contemplated by the Financing Documents. ABX shall not, without the prior written consent of Cargo, amend, modify or supplement (including in the definitive documents) (i) any of the conditions or contingencies to funding contained in the Financing Documents or (ii) any other provision of the Financing Documents, in either case to the extent such amendment, modification or supplement would have the effect of amending, modifying or supplementing the conditions or contingencies to funding in a manner which would delay the Closing. ABX agrees to notify Cargo promptly, and in any event within two Business Days, if at any time prior to the Closing Date, (i) any Financing Document shall expire or be terminated for any reason, (ii)any financing source that is party to any Financing Document notifies ABX that such source no longer intends to provide financing to ABX on the terms set forth in the Financing Documents, or (iii) for any reason ABX no longer believes in good faith that it will be able to obtain any of the financing substantially on the terms described in any Financing Document. Except as contemplated by Section 10.1(f), ABX shall not, and shall not permit any of its Subsidiaries or Affiliates to, without the prior written consent of Cargo, take any action or enter into any transaction, including without limitation, any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing that would reasonably be expected to impair, delay or prevent ABX’s obtaining of the financing contemplated by any Financing Document. In the event that any portion of the funds contemplated by the Financing Documents becomes unavailable, otherwise than due to the material breach of representations and warranties or covenants of Cargo or a Significant Shareholder, or a failure of a condition set forth in Section 8.1 or 8.2 to be satisfied (unless such failure is proximately caused by ABX or Acquisition), ABX will use commercially reasonable efforts to arrange alternative debt financing from the same or other sources on terms and conditions (x) no less favorable to those contained in the Financing Documents with respect to: pricing (interest rates, fees and other charges); amount of, and time periods for, amortization of the financing; maturity date; financial covenants; and security, and (y) not materially less favorable to those contained in the Financing Documents with respect to any other terms and conditions. ABX shall keep Cargo reasonably apprised of material developments relating to the debt financing contemplated by the Financing Documents.

(d) Information obtained by ABX, Acquisition and their respective Representatives pursuant to Section 7.1(b)(iii) or otherwise pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement by and between Cargo and ABX, dated June 11, 2007 (the “Confidentiality Agreement”). The terms of the Confidentiality Agreement shall survive the termination of this Agreement and continue in full force and effect thereafter.

(e) On or prior to the Closing Date, ABX shall cause the ABX Holding Company Reorganization to be consummated.

7.3 Other Covenants and Agreements.

(a) Expenses and Fees.

(i) Except as otherwise expressly provided in this Agreement, each of Cargo, the Significant Shareholders, ABX and Acquisition shall bear their own respective fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby and in connection with all obligations required to be performed by each of them under this Agreement, regardless of whether the transactions contemplated by this Agreement are consummated or the Closing occurs.

(ii) ABX and Cargo shall each be responsible for the payment of one-half of all filing fees under the HSR Act.

(iii) In the event ABX or an Affiliate of ABX enters into a definitive acquisition agreement with ASTAR Air Cargo Holdings LLC or an Affiliate thereof subsequent to the date of this Agreement and prior to the Closing and the Board of Directors of ABX determines to terminate this Agreement pursuant to Section 10.1(f) of this Agreement, ABX shall pay to Cargo, promptly upon such termination, as liquidated damages, the sum of $17,500,000.

(b) Benefit Plans. As of the Closing Date, the entity or entities, whether ABX, Cargo, any other Acquired Company or Affiliate of ABX or Cargo, by which any of the employees of the Acquired Companies are employed shall have the option, but not the obligation, of continuing some or all of the Welfare Benefit Plans, Pension Benefit Plans and Benefit Arrangements for such periods as ABX shall determine or may merge any or all of such plans or arrangements with plans or arrangements already in operation at ABX. To the extent that any such Welfare Benefit Plans, Pension Benefit Plans or Benefit Arrangements are not continued on or after the Closing Date, all employee benefit plans or programs of ABX, Cargo or other Affiliate of ABX in which employees of the Acquired Companies participate after such date shall, (i) to the extent allowable by Applicable Law, including the Health Insurance Portability and Accountability Act, provide coverage for pre-existing health conditions to the extent covered under the applicable plans or programs of the applicable Acquired Company as of the Closing Date, and ensure that no similar limitations or exclusions, or waiting periods, are applicable to any such employees or their beneficiaries, (ii) provide employees of the Acquired Companies credit for their prior service with any such Acquired Company all purposes (but not for purposes of accruing benefits under any defined benefit pension plan), and (iii) to the extent that any such change in welfare benefit plan coverage for any group of employees of the Acquired Companies occurs other than at the end of the accounting period of the plan (for which deductible amounts and co-payments and like adjustments or limitations on coverage are determined), recognize expenses and claims that were incurred by employees of the Acquired Companies and their beneficiaries under the plans of Acquired Companies as of the date of change, for purposes of computing deductible amounts and co-payments and like adjustments or limitations on coverage.

(c) Employment of Cargo Employees. ABX presently intends to have Cargo or one if its Subsidiaries employ substantially all of current employees of Cargo and its Subsidiaries after the Closing Date, subject to ABX’s satisfactory review of personnel files. However, nothing in this Section shall obligate ABX to cause Cargo or any of its Subsidiaries to employ such employees or keep them employed for any particular amount of time after the Closing Date. Notwithstanding anything herein contained to the contrary, ABX shall cause Cargo to offer employment to each of Frank

Visconti, Bill Tarpley, Alan Young, Allen McAnally, Jim Hobson, Chris Chorley, Cindi McConnell and Nicole Castagna on economic terms no less favorable to such Persons than their respective economic terms with Cargo or a Cargo Affiliate (as applicable) as in effect on the date hereof.

(d) Supplemental Information. At any time prior to the second Business Day preceding the Closing Date, Cargo may, by notice (the “Update Notice”) in accordance with the terms of this Agreement, supplement Sections 5.17(a) and Sections 5.17(b) of the Cargo Disclosure Schedule, as appropriate, with respect to any matter that arises or becomes known by Cargo after the date hereof with respect to (i) the second sentence of Section 5.17(a) and (ii) the third sentence of Section 5.17(b) and that would have been required to be set forth or described in the Cargo Disclosure Schedule had such matter existed or been known to Cargo as of the date of this Agreement. The Update Notice shall contain an update of the applicable supplemented sections of the Cargo Disclosure Schedule relating to the sentences described above, either by amending information currently disclosed in such sections relating to such sentences or adding new information in such sections relating to such sentences. Unless the information contained in the Update Notice, taken as a whole, has had, or would reasonably be expected to have, a Cargo Material Adverse Effect or would reasonably be expected to result in Losses to Acquired Companies of more than $250,000 in the aggregate, the information contained in such Update Notice shall amend the Cargo Disclosure Schedule and shall be effective (i) to qualify, as applicable, the representations and warranties of Cargo contained in the second sentence of Section 5.17(a) and the third sentence of Section 5.17(b) and (ii) to cure any misrepresentation or breach of warranty that would have existed hereunder had the information contained in the Update Notice not been provided.

7.4 Reserved.

[Reserved]

7.5 Closing Net Asset Adjustment.

(a) Within 60 days following the Closing Date, ABX shall prepare and deliver to the Sellers Representative an unaudited consolidated balance sheet of Cargo as at the Closing Date (the “Proposed Closing Balance Sheet”), which shall include a statement of the net asset value (the “Proposed Net Asset Value”) of the Acquired Companies as reconciled to the Proposed Closing Balance Sheet (“Proposed Net Asset Value Statement”). The Proposed Closing Balance Sheet and Proposed Net Asset Value Statement shall in each case be calculated in accordance with the Net Asset Value Accounting Principles and Practices.

(b) (i) The Sellers Representative shall have 30 days after the receipt of the Proposed Closing Balance Sheet and Proposed Net Asset Value Statement (the “Review Period”) to review the Proposed Closing Balance Sheet, the Proposed Net Asset Value Statement and the work papers and other documents generated or reviewed by ABX in connection with, and the books and records of the Acquired Companies related to, the preparation of the Proposed Closing Balance Sheet and the Proposed Net Asset Value Statement.

(ii) If, within the Review Period, the Sellers Representative disputes any item(s) on the Proposed Closing Balance Sheet and/or the Proposed Net Asset Value Statement, the Sellers Representative shall give ABX written notice of such disagreement prior to the expiration of the Review Period specifically identifying the item(s) and amount(s) in dispute and the basis for such dispute (the “Notice of Disagreement”).

(iii) If the Sellers Representative either (A) does not deliver a Notice of Disagreement to ABX or (B) otherwise manifests in writing its agreement with such calculation prior to the expiration of the Review Period, the Proposed Closing Balance Sheet and Proposed Net Asset Value Statement shall be deemed final and binding on ABX, Cargo, the Sellers Representative and all Sellers, in which case the Proposed Closing Balance Sheet shall become, for purposes of this Agreement, the Closing Balance Sheet, and the information contained in the Proposed Net Asset Value Statement shall be conclusive and binding on all parties and be used to determine the Final Net Asset Value.

(iv) ABX and the Sellers Representative shall use their commercially reasonable efforts to reach agreement with respect to any disputed items within 30 days following the delivery of the Notice of Disagreement, or such longer period as may be agreed upon by such Persons (the “Resolution Period”). If ABX and the Sellers Representative mutually agree upon the Proposed Closing Balance Sheet and the Proposed Net Asset Value Statement, and any revisions thereto, within the Resolution Period, such agreement shall be conclusive and binding on all parties. Any item(s) on the Proposed Closing Balance Sheet or the Proposed Net Asset Value Statement not specifically identified in writing as a disputed item before the end of the Review Period shall be deemed to have been accepted by the Sellers Representative and shall not be subject to any further dispute, review or change.

(c) If ABX and the Sellers Representative fail to resolve all disputes with respect to the Proposed Closing Balance Sheet and/or Proposed Net Asset Value Statement within the Resolution Period, the unresolved dispute(s) shall be submitted for resolution within ten days after the expiration of the Resolution Period to, and finally determined by, Ernst & Young (the “Accounting Firm”), which shall act as expert and not as arbitrator and whose determination shall be final and binding. The Accounting Firm’s determination of such dispute(s) shall be made in a manner consistent with the Net Asset Value Accounting Principles and Practices in a detailed writing delivered not later than 45 days after the submission of the same to such Accounting Firm, and shall be conclusive and binding on all parties. The Accounting Firm shall allocate its costs associated with such determination equally between ABX and the Sellers Representative.

(d) The Proposed Closing Balance Sheet and the Proposed Net Asset Value Statement mutually agreed to by ABX and the Sellers Representative or otherwise as finally determined pursuant to this Section 7.5 shall be referred to as the “Closing Balance Sheet” and the “Final Net Asset Value Determination”.

(e) Subject to the provisions of Section 7.5(f), if the amount of net asset value of the Acquired Companies as finally determined pursuant to the Final Net Asset Value Determination (such event, the “Final Net Asset Value”, and the date of such determination thereof, the “Determination Date”) is different from the Estimated Net Asset Value (such difference, a “Closing Net Asset Adjustment”), then (i) if the Final Net Asset Value is greater than the Estimated Net Asset Value, ABX shall deposit within five Business Days of the Determination Date with the Payment Agent an amount equal to the amount of any such excess (the “Upward Closing Net Asset Adjustment”) for distribution to the Sellers on a Pro Rata Share basis and otherwise in accordance with the terms and conditions of this Agreement, and (ii) if the Final Net Asset Value is less than the Estimated Net Asset Value, then an amount equal to the amount of such shortfall (the “Downward Closing Net Asset Adjustment”) shall be paid to ABX as follows: (A) each Significant Shareholder shall deposit within five Business Days of the Determination Date with the Sellers Representative their Pro Rata Share of the Downward Closing Net Adjustment, which shall thereafter be promptly forwarded to ABX by the Sellers Representative and (B) ABX and the Sellers Representative shall direct the Escrow Agent to distribute to ABX in accordance with the terms and conditions of the Escrow Agreement the balance of the Downward Closing Net Asset Adjustment from the Escrow Fund. The aggregate amount of any Closing Net Asset Adjustment shall be treated for income tax purposes as an adjustment to the Transaction Consideration.

(f) Notwithstanding anything in this Section 7.5(e) to the contrary, if the Closing Net Asset Adjustment is equal to or less than $500,000, then the parties agree that neither an Upward Closing Net Asset Adjustment nor a Downward Closing Net Asset Adjustment shall be made. If the Closing Net Asset Adjustment is greater than $500,000, then the parties agree that the Upward Closing Net Asset Adjustment or Downward Closing Net Asset Adjustment, whichever is applicable, shall only be made to the extent such amount is in excess of $500,000.

7.6 Public Announcements.

(a) No party to this Agreement shall issue any press release or other public announcement prior to the Closing Date relating to the subject of this Agreement or the transactions contemplated hereby without the prior written approval (which approval will not be unreasonably withheld or delayed) of ABX and Cargo; provided, however, that a press release or other public announcement relating to the subject of this Agreement or the transactions contemplated hereby may be made by any party to this Agreement (or any Affiliate of a party to this Agreement) without obtaining the prior written approval of ABX or Cargo if such press release or other public announcement is required to comply with the requirements of Applicable Law or the obligations of any party hereto (or any Affiliate of a party hereto) pursuant to any listing agreement with or rules of any national securities exchange so long as (i) the determination of such requirement or obligation is based on the good faith written advice of such party’s outside legal counsel and (ii)(A) if the disclosing party is ABX, Acquisition or an Affiliate of ABX or Acquisition, the disclosing party, before issuing any such press release or other public announcement, shall provide Cargo the opportunity for a period that is reasonable under the facts and circumstances to comment on such press release or other public announcement and (B) if the disclosing party is Cargo, a Seller or an Affiliate of a Seller, the disclosing party, before issuing any such press release or other public announcement, shall provide ABX the opportunity for a period that is reasonable under the facts and circumstances to comment on such press release or other public announcement.

(b) In addition to the foregoing, from and after the date of this Agreement until the earlier of the Closing Date or termination of this Agreement pursuant to its terms, ABX shall not intentionally take, and shall cause ABX Air and each of its subsidiaries not to intentionally take, any action that would require public disclosure of Cargo’s financial statements or other financial information with respect to Cargo; provided, however, that such action may be taken if required to comply with the requirements of Applicable Law so long as (i) the determination of such requirement is based on the good faith written advice of ABX’s outside legal counsel and (ii) before taking any such action is taken, ABX shall provide Cargo the opportunity for a period that is reasonable under the facts and circumstances to comment on such whether such action is required by Applicable Law.

7.7 Consents and Approvals.

(a) Each of ABX and Cargo shall cooperate and use its respective commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any Applicable Law or otherwise to consummate the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Authorities any consents, licenses, permits, waivers, clearances, approvals, authorizations or orders required to be obtained or made by ABX, Acquisition or Cargo or any of their respective Affiliates, (including, without limitation, those in connection with the HSR Act and any other Required Governmental Approvals), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, (iii) make or cause to be made the applications or filings required to be made by ABX, Acquisition and Cargo or their respective Affiliates under or with respect to the HSR Act, any Required Governmental Approvals or any other Applicable Laws in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, and pay any fees due in connection with such applications or filings, as promptly as is reasonably practicable, (iv) comply at the earliest practicable date with any request under or with respect to the HSR Act, any Required Governmental Approvals and any such other Applicable Laws for additional information, documents or other materials received by ABX or Cargo or any of their respective Affiliates from the Federal Trade Commission or the DOJ or any other Governmental Authority in connection with such applications or filings and (v) coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested by, ABX or Cargo, as the case may be, in connection with making (A) any filing under or with respect to the HSR Act, any other Required Governmental Approvals or any such other Applicable Laws and (B) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Authority. Each of ABX and Cargo shall promptly inform the other of any material communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such application or filing. Notwithstanding anything herein to the contrary, it is understood and agreed that ABX shall be responsible for preparing and filing (with the cooperation and assistance of Cargo as reasonably requested by ABX) any filing with the DOT required in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

(b) ABX and Cargo shall give (or shall cause their respective Affiliates to give) any material notices to third parties, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any material third party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) required to be disclosed in the Cargo Disclosure Schedule or (iii) required to prevent an ABX Material Adverse Effect or Cargo Material Adverse Effect from occurring prior to the Closing Date.

7.8 Takeover Laws.

Subject to the fiduciary duties of the Board of Directors of Cargo, Cargo and its Board of Directors (i) shall take all action necessary to ensure that no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover laws or regulation is or becomes applicable to this Agreement or any transaction contemplated hereby and (ii) if any such anti-takeover law is or may become applicable to the transactions contemplated by this Agreement, shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

7.9 Cargo Collective Bargaining Agreement Notices.

On or within two Business Days following the date of this Agreement, Cargo and its Subsidiaries, as applicable, shall provide any notices required under the Cargo Collective Bargaining Agreements as a result of the execution of this Agreement.

7.10 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Closing Date, Cargo shall, and ABX shall cause Cargo to, indemnify, advance expenses to, and hold harmless, to the fullest extent permitted by Applicable Law, each present and former director or officer of Cargo and its Subsidiaries (collectively, the “Indemnified Persons”) who, by reason of the fact that such Indemnified Person is or was a director or officer of any Acquired Company, is named a party to any Action that arises out of or pertains to acts or omissions existing or occurring at or prior to the Closing Date, it being understood and agreed that the costs and expenses attributable to any such indemnification claim (including, without limitation, any retention and/or deductible payment) relating to any acts or omissions in connection with the 767, LLC Spin-Off shall be reimbursed by the Significant Shareholders pursuant to the indemnification obligations set forth in Section 9.3(f).

(b) Any Indemnified Person wishing to claim indemnification under Section 7.10(a), upon learning of any such Action, shall promptly notify ABX and Cargo thereof, but the failure to so notify shall not relieve ABX or Cargo of any liability it may have to such Indemnified Person except to the extent such failure materially prejudices ABX or Cargo. In the event of any such Action (whether arising before or after the Closing Date), (i) upon the written request of the Indemnified Person, Cargo shall, to the extent permitted by, and subject to any conditions imposed by, Applicable Law or Cargo’s articles of incorporation or bylaws, advance (A) the reasonable fees and expenses of counsel selected by the Indemnified Person, which counsel shall be reasonably satisfactory to ABX and Cargo, promptly after statements therefore are received and (B) other documented expenses reasonably incurred by the Indemnified Person in connection with such Action, (ii) Cargo shall reasonably cooperate with the defense of any such Action that is not brought by or in the right of Cargo or an Affiliate of Cargo and (iii) any determination required to be made with respect to whether an Indemnified Person’s conduct complies with the standards set forth under Applicable Law, the articles of incorporation or bylaws shall be made in accordance with Applicable Law or such governing documents; provided, however, that the Indemnified Person may demand that such determination be made by independent counsel mutually acceptable to ABX, Cargo and the Indemnified Person. ABX and Cargo shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

(c) Cargo shall, and ABX shall cause Cargo to, maintain Cargo’s existing directors’ and officers’ liability insurance (“D&O Insurance”), or ABX shall provide for reasonably equivalent directors’ and officers’ liability insurance covering the individuals who are covered by the D&O Insurance on the date hereof and providing benefits and levels of coverage that are not less favorable in any material respect than those provided under the D&O Insurance, with respect to acts or omissions prior to the Closing Date for a period of six years after the Closing Date so long as the annual premium therefor is not in excess of 225% of the last annual premium paid by Cargo prior to the date hereof (the “Current Premium”); provided, however, that if the existing D&O Insurance or such insurance provided by ABX expires, is terminated or cancelled or is otherwise unavailable on such terms during such six year period, ABX and Cargo will use their commercially reasonable efforts to obtain as much D&O Insurance with the best terms available as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 225% of the Current Premium; and provided, further, that, in the alternative, Cargo may purchase as of the Closing Date a tail policy with respect the D&O Insurance, which tail policy shall be effective for a period from the Closing Date through and including the date six years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing Date, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions that are not less advantageous in any material respect than the coverage currently provided by the D&O Insurance.

(d) If ABX or Cargo or any of its respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of ABX or Cargo, as the case may be, shall assume all of the obligations set forth in this Section 7.10.

(e) The provisions of this Section 7.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons, their heirs and their representatives and are in addition to, and not in substitution for, any other rights to indemnification that any such Person may have by contract or otherwise prior to the date hereof or as otherwise described in Section 7.10(e) of the Cargo Disclosure Schedule. If any such Person is required to bring any Action to enforce rights or to collect monies due under this Agreement and is successful in such Action, Cargo shall reimburse such Person for all of its expenses reasonably incurred in connection with bringing and pursuing such Action, including, without limitation, reasonable attorneys’ fees and costs.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1 Conditions to Obligations of the Parties

The respective obligations of each party to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver if permitted by Applicable Law) at or prior to the Closing, of the following conditions:

(a) [Reserved]

(b) Anti-trust. The applicable waiting period under the HSR Act shall have expired or terminated.

(c) Consents and Approvals. All Required Governmental Approvals shall have been given and obtained.

(d) Litigation; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by a court of competent jurisdiction, Applicable Law or other legal restraint or prohibition that prevents, or has the effect of preventing, the consummation of the transactions contemplated by this Agreement shall be in effect.

8.2 Conditions to Obligations of ABX and Acquisition.

The obligations of ABX and Acquisition to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by Acquisition or ABX if permitted by Applicable Law) at or prior to the Closing, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Cargo and the Significant Shareholders contained in Article IV and Article V hereof shall be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualifications contained therein) at and as of the Closing Date with the same force and effect as if they had been made on and as of such date, except (i) for those representations and warranties which expressly address matters only as of a particular date (which shall be true and correct as of such particular date), and (ii) where the failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Cargo Material Adverse Effect or would not materially and adversely affect the ability of ABX and Acquisition to consummate the transactions contemplated by this Agreement. Cargo and the Significant Shareholders shall have delivered to ABX and Acquisition at the Closing a certificate dated the Closing Date executed on behalf of Cargo and the Significant Shareholders by an executive officer or other Person duly authorized to sign on behalf of such party to the effect that such Person has read this Section 8.2(a) and the conditions set forth in Section 8.2(a) have been satisfied.

(b) Performance of Obligations: Cargo and each Significant Shareholder shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing. Cargo and each Significant Shareholder shall have delivered to ABX and Acquisition at the Closing a certificate dated the Closing Date executed by an executive officer or other Person duly authorized to sign on behalf of such party to the effect that such Person has read this Section 8.2(b) and the conditions set forth in Section 8.2(b) have been satisfied with respect to the relevant party.

(c) Escrow Agreement. The Escrow Agent and the Sellers Representative shall have executed and delivered the Escrow Agreement.

(d) Delivery of Cargo Certificates. Each Significant Shareholder shall have delivered to Acquisition Cargo Certificates representing all Cargo Common Shares owned by such Shareholder, either duly endorsed for transfer to Acquisition or with duly executed stock powers attached in proper form for such transfer.

(e) Shareholder Vote on Parachute Payments. The Shareholders of Cargo shall have voted, in accordance with the requirements of Code Section 280G(b)(5)(B) and the Treasury Regulations promulgated thereunder, to approve or disapprove the Payments (as described in Section 7.1(f) of this Agreement).

(f) Cargo Options and Cargo Warrants. Each holder of any Cargo Warrants that is not a Significant Shareholder shall have executed and delivered pursuant to this Agreement a Joinder Agreement. Holders of Cargo Options who are not Significant Shareholders and who, together with any Cargo Options held by a Significant Shareholder, collectively hold Cargo Options representing not less than 98.75% of all Cargo Common Shares subject to Cargo Options on an as converted basis immediately prior to the Closing Date shall have executed and delivered pursuant to this Agreement Joinder Agreements.

(g) Financing. ABX shall have received the proceeds of the financing contemplated by the Financing Documents substantially in accordance with the terms and conditions and for the amounts set forth therein or ABX shall have received the proceeds of the alternative financing referred to in Section 7.2(c) of this Agreement.

8.3 Conditions to Obligations of Cargo and the Significant Shareholders.

The obligations of Cargo and the Significant Shareholders to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by Cargo and the Significant Shareholders if permitted by Applicable Law) at or prior to the Closing, of the following conditions:

(a) Representations and Warranties. The representations and warranties of ABX and Acquisition contained in Article VI hereof shall be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualifications contained therein) at and as of the Closing Date with the same force and effect as if they had been made on and as of such date, except (i) for those representations and warranties which expressly address matters only as of a particular date (which shall be true and correct as of such particular date), and (ii) where the failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, an ABX Material Adverse Effect or would not materially and adversely affect the ability of Cargo and Significant Shareholders to consummate the transactions contemplated by this Agreement. ABX and Acquisition shall have delivered to Cargo and the Significant Shareholders at the Closing a certificate dated the Closing Date executed on behalf of ABX and Acquisition by an executive officer or other Person duly authorized to sign on behalf of such party to the effect that such Person has read this Section 8.3(a) and the conditions set forth in Section 8.3(a) have been satisfied.

(b) Performance of Obligations: ABX and Acquisition shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing. ABX and Acquisition shall have delivered to Cargo and the Significant Shareholders at the Closing a certificate dated the Closing Date executed on behalf of ABX and Acquisition by an executive officer or other Person duly authorized to sign on behalf of such party to the effect that such Person has read this Section 8.3(b) and the conditions set forth in Section 8.3(b) have been satisfied.

(c) Escrow Agreement. ABX and the Escrow Agent shall have executed and delivered the Escrow Agreement.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS AND WARRANTIES;

INDEMNIFICATION; TAX MATTERS

9.1 Survival of Representations and Warranties.

Except as expressly provided in this Agreement (including Section 9.10(p)), all representations and warranties contained in this Agreement shall survive the

Closing and continue in effect until 18 months following the Closing Date; provided, however, that representations and warranties under: (a) (i) Section 4.1 (Organization and Authority), (ii) Section 4.2 (Authorization), (iii) Section 4.4 (Brokers, Finders), (iv) Section 5.1 (Organization and Authority), (v) Section 5.2 (Subsidiaries), (vi) Section 5.3 (Authorization), (vii) Section 5.4 (Capital Stock), (viii) Section 5.10 (Title to Assets) and (ix) Section 5.23 (Brokers, Finders) shall survive indefinitely and (b) Section 5.21 (Environmental) shall remain in effect until the expiration of the applicable statute of limitations for any of the matters referred to therein (such representations referenced in Sections 9.1(a) and 9.1(b) being referred to as “Excluded Representations”); and, further, provided that any such representations or warranties as to which a claim shall have been asserted during such survival period shall continue in effect as to such claim until such time as such claim shall have been resolved or settled.

9.2 Survival of Covenants and Agreements.

Except as expressly provided in this Agreement, all covenants and agreements contained in this Agreement shall not terminate but shall survive the Closing in accordance with their terms.

9.3 Indemnification by Sellers.

Effective upon the Closing, subject to the provisions of this Article IX, each Seller, severally and not jointly or jointly and severally, without any right of recourse or defense against Cargo or any other Acquired Company, shall indemnify and hold harmless ABX, Cargo, their Affiliates and their respective officers and directors (in their capacities as such) and their respective successors and assigns (the “ABX Indemnified Parties”) from and against any claims, Liabilities, losses, damages or expenses (any one such item being herein called a “Loss” and all such items being herein collectively called “Losses”) which are caused by or arise out of:

(a) any breach or default in the performance by (i) Cargo of any covenant or agreement of Cargo to be performed by Cargo prior to the Closing contained herein or in any certificate delivered pursuant hereto at the Closing or (ii) such Seller of any covenant or agreement of such Seller contained herein or in any certificate delivered pursuant hereto at the Closing;

(b) any breach of warranty or representation made by Cargo or such Seller contained in Article IV or Article V of this Agreement or in any certificate delivered pursuant hereto at the Closing;

(c) any claim, demand or Action with respect to the matters disclosed in Section 9.3(c) of the Cargo Disclosure Schedule;

(d) any Action by an ABX Indemnified Party to enforce its indemnification rights under this Agreement in which such Person is successful on the merits or otherwise;

(e) any Cargo Options that are set forth in Section 5.4(b) of the Cargo Disclosure Schedule and that remain outstanding after the Closing Date, provided, however, that the ABX Indemnified Parties shall not be entitled to any indemnification pursuant to this Section 9.3(e) to the extent any such Loss is caused by, arises out of or is related to any change in the capital structure of Cargo following the Closing Date; and

(f) the 767, LLC Spin-Off.

Notwithstanding the foregoing, (i) the indemnification provisions of Section 9.10 shall be the sole and exclusive remedy of the ABX Indemnified Parties relating to Taxes and (ii) the Indemnification Agreement shall be the sole and exclusive remedy of the ABX Indemnified Parties with respect to the matters set forth therein.

9.4 Indemnification by ABX.

Effective upon the Closing, subject to the provisions of this Article IX, ABX agrees to indemnify and hold harmless the Sellers and their respective successors and assigns (the “Seller Indemnified Parties”) from and against any Losses which are caused by or arise out of:

(a) any breach or default in the performance by ABX or Acquisition of any covenant or agreement of ABX or Acquisition contained herein or in any certificate delivered pursuant hereto at the Closing; and

(b) any breach of warranty or representation made by ABX or Acquisition contained in Article VI of this Agreement or in any certificate delivered pursuant hereto at the Closing; and

(c) any Action by a Seller Indemnified Party to enforce its indemnification rights under this Agreement in which such Person is successful on the merits or otherwise.

Notwithstanding the foregoing, the indemnification provisions of Section 9.10 shall be the sole and exclusive remedy of the Seller Indemnified Parties relating to Taxes.

9.5 Procedure for Third-Party Claims.

Other than with respect to Taxes covered by Section 9.10(h):

(a) Promptly after receipt by an Indemnified Party of notice of the commencement of any Action against it by any Person who is not a party to this Agreement, or an Affiliate of such a Person, for which an Indemnifying Party is obligated to provide indemnification under this Agreement, such Indemnified Party will, if a claim is to be made against an Indemnifying Party, give written notice to the Indemnifying Party of the commencement of such Action, together with a copy of the claim, process or other legal pleading; provided, however, that the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any

Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnified Party’s failure to give such notice.

(b) If any Action referred to in Section 9.5(a) is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such Action, the Indemnifying Party will be entitled to participate in such Action and, to the extent that it wishes (unless (i) the Indemnifying Party is also a party to such Action and the Indemnified Party reasonably determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such Action with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Action, the Indemnifying Party will not, so long as it diligently conducts such defense, be liable to the Indemnified Party under this Article IX for any fees of other counsel or any other expenses with respect to the defense of such Action, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Action. If the Indemnifying Party assumes the defense of the Action, the Indemnified Party will cooperate in good faith with the Indemnifying Party in such defense and will have the right to participate in the defense of such Action assisted by counsel of its own choosing and at its own expense. If the Indemnifying Party assumes the defense of an Action, (i) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent (which consent will not be unreasonably withheld, conditioned or delayed) unless (A) there is no finding or admission of any violation of Applicable Law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (ii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent if such consent is required by this sentence. If notice is given to an Indemnifying Party of the commencement of any Action and the Indemnifying Party does not, within 30 days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Action, the Indemnifying Party will be bound by any determination made in such Action or any compromise or settlement effected by the Indemnified Party to which the Indemnifying Party consents, which consent by the Indemnifying Party may not be unreasonably withheld, conditioned or delayed.

(c) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that an Action for which an Indemnifying Party is obligated to provide indemnification under this Agreement is reasonably likely to have a Material Adverse Effect upon it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Action, but the Indemnifying Party, although still liable for the payment of all reasonable legal fees, costs and expenses incurred in connection therewith, will not be bound by any determination of an Action so defended or any compromise or settlement effected without its consent (which may not be unreasonably delayed, conditioned or withheld). ABX and the Sellers, acting through the Sellers Representative, agree to act reasonably and in good faith in determining whether to settle, compromise, defend and/or appeal any claim.

9.6 Procedure for Other Claims.

A claim for indemnification for any matter not involving a third-party claims described in Section 9.5 may be asserted by written notice to the party from whom indemnification is sought setting forth, in reasonable detail, the amount (or reasonable good faith estimate of the amount) and basis for the claim.

9.7 Remedies.

Effective upon the Closing, except as otherwise specifically provided in this Agreement or in the case of fraud, the sole and exclusive remedy of ABX, Acquisition, Cargo and the Sellers, acting through the Sellers Representative, under this Agreement shall be restricted to the indemnification rights set forth in this Article IX.

9.8 Certain Limitations on Indemnification Rights of ABX Indemnified Parties.

Notwithstanding anything in this Agreement to the contrary, the right of the ABX Indemnified Parties to indemnification under Article IX of this Agreement (other than with respect to Taxes) is limited as follows:

(a) The ABX Indemnified Parties will be entitled to indemnification pursuant to Section 9.3(b) in respect of any breach of representations and warranties and pursuant to Section 9.3(d) and Section 9.3(e) to the extent (but only to the extent) that the aggregate amount of all Losses suffered by the ABX Indemnified Parties in respect of such breaches exceeds the Basket, and then only to the extent of such excess, provided, however, that any claim for indemnification pursuant to (x) Section 9.3(b) for breach of any of the representations and warranties set forth in (i) the first and third sentences of Section 5.1, (ii) Section 5.2, (iii) Section 5.3 and (iv) Section 5.4 and (y) Section 9.3(d) (to the extent the enforcement Action referenced therein relates to any such claim under Section 9.3(b)) shall not be subject to the Basket.

(b) The ABX Indemnified Parties will be entitled to indemnification pursuant to Section 9.3(b) in respect of any breach of representations and warranties and pursuant to Section 9.3(d) for Losses suffered by the ABX Indemnified Parties in respect of such breaches up to, but not in excess of, an aggregate amount equal to the General Indemnification Cap. Any claim for indemnification pursuant to Section 9.3(b) in respect of any breach of an Excluded Representation and Section 9.3(d) (to the extent the enforcement Action referenced therein relates to any such claim under Section 9.3(b)) shall not be subject to the General Indemnification Cap.

(c) The ABX Indemnified Parties will be entitled to indemnification pursuant to Section 9.3(a), Section 9.3(b) in respect of any breach of Excluded Representations, Section 9.3(e) and Section 9.3(d)(to the extent the enforcement Action referenced therein relates to any such indemnification claims) up to, but not in excess of, an aggregate amount equal to the Purchase Price Indemnification Cap less all amounts previously paid to the ABX Indemnified Parties pursuant to the Indemnification Agreement, provided, however, that any indemnification in accordance with this Section 9.8(c) in excess of the General Indemnification Cap will be provided only by the Significant Shareholders, on a several and not joint or joint and several basis, based on their respective Significant Shareholder Relative Consideration Percentage.

(d) The ABX Indemnified Parties will be entitled to indemnification pursuant to Section 9.3(c), Section 9.3(f) and Section 9.3(d)(to the extent the enforcement Action referenced therein relates to any such indemnification claims) from the Significant Shareholders up to, but not in excess of, an aggregate amount equal to the Purchase Price Indemnification Cap less all amounts previously paid to the ABX Indemnified Parties pursuant to the Indemnification Agreement, provided, however, that any indemnification relating to Section 9.3(c), Section 9.3(f) and Section 9.3(d)(to the extent the enforcement Action referenced therein relates to any such indemnification claims) will be provided only by the Significant Shareholders, on a several and not joint or joint and several basis, based on their respective Significant Shareholder Relative Consideration Percentage.

(e) The ABX Indemnified Parties will be entitled to indemnification from a Seller who is not a Significant Shareholder pursuant to the provisions of this Article IX only to the extent that any such indemnification is paid from the Escrow Fund in connection with a distribution by the Escrow Agent under the Escrow Agreement.

(f) The ABX Indemnified Parties will not be entitled to indemnification pursuant to Section 9.3 for consequential, punitive or exemplary damages; provided, however, that this Section 9.8(f) shall not exclude the recovery of any such damages (including reasonable investigation fees and reasonable attorneys’ fees incurred in defending such damages) to the extent an ABX Indemnified Party suffers or incurs such damage (including reasonable investigation fees and reasonable attorneys’ fees incurred in defending such damages) to a third party in connection with a third-party claim.

(g) Notwithstanding anything to the contrary in this Article IX, any indemnification obligations of the Sellers to the ABX Indemnified Parties under Sections 9.3(a), 9.3(b), 9.3(e) and 9.3(d) (to the extent such enforcement Action referenced therein relates to Sections 9.3(a), (b) or (e)) shall first be drawn from the Escrow Fund established under the Escrow Agreement until such time as the Escrow Fund has been reduced to zero.

(h) For purposes solely of determining the amount of indemnifiable Losses pursuant to this Article IX (and not for the purpose of determining whether such representation and warranty are breached), all representations and warranties of Cargo and the Significant Shareholders, other than the representations and warranties set forth in Section 5.7, shall be construed as if the term “material” and “Cargo Material Adverse Effect” (and variations thereof and other comparable limitations, including dollar threshold amounts) were omitted from such representations and warranties.

(i) The obligations to indemnify and hold harmless pursuant to Section 9.3(b) shall survive the Closing for the time periods set forth in Section 9.1; provided that any representations or warranties as to which an indemnification claim shall have been asserted during such survival period shall continue in effect as to such claim until such time as such claim shall have been resolved or settled.

(j) The aggregate indemnity obligations of each Significant Shareholder pursuant to this Agreement, together with such Significant Shareholder’s aggregate indemnification obligations pursuant to the Indemnification Agreement, shall be limited to the sum of (i) the gross proceeds received by such Significant Shareholder pursuant to the terms of this Agreement (it being understood and agreed that for purposes of this Section 9.8(j), (x) the Significant Shareholder’s Pro-Rata Share of the Indemnity Escrow Amount deposited by ABX pursuant to the terms of this Agreement and the Escrow Agreement shall be counted as gross proceeds received by such Significant Shareholder pursuant to the terms of this Agreement and (y) the ABX Common Stock Value shall be used to calculate gross proceeds attributable to Transaction Consideration received in ABX Common Stock pursuant to the terms of this Agreement) and (ii) the gross proceeds, if any, received by such Significant Shareholder pursuant to the terms of the Indemnification Agreement less the Expenditures.

9.9 Certain Limitations on Indemnification Rights of Seller Indemnified Parties.

Notwithstanding anything in this Agreement to the contrary, the right of the Seller Indemnified Parties to indemnification under Article IX of this Agreement (other than with respect to Taxes) is limited as follows:

(a) The Seller Indemnified Parties will be entitled to indemnification pursuant to Section 9.4(b) in respect of any breach of representations and warranties and pursuant to Section 9.4(c) to the extent (but only to the extent) that the aggregate amount of all Losses suffered by the Seller Indemnified Parties in respect of such breaches exceeds the Basket, and then only to the extent of such excess, provided, however, that any claim for indemnification pursuant to Section 9.4(b) for breach of any of the representations and warranties set forth in (i) the first three sentences of Section 6.1, (ii) Section 6.2 and (iii) Section 6.5 shall not be subject to the Basket.

(b) The Seller Indemnified Parties will be entitled to indemnification pursuant to Section 9.4(b) and Section 9.4(c) (to the extent such enforcement Action referenced therein relates to Section 9.4(b)) for Losses suffered by the Seller Indemnified Parties in respect of such breaches up to, but not in excess of, the ABX Indemnification Cap.

(c) The Seller Indemnified Parties will be entitled to indemnification from ABX pursuant to the provisions of this Article IX only to the extent that any such indemnification is asserted by the Sellers Representative in accordance with the terms and conditions of this Agreement.

(d) The Seller Indemnified Parties will not be entitled to indemnification pursuant to Section 9.4 for consequential, punitive or exemplary damages; provided, however, that this Section 9.9(d) shall not exclude the recovery of any such damages (including reasonable investigation fees and reasonable attorneys’ fees incurred in defending such damages) to the extent a Seller Indemnified Party suffers or incurs such damage (including reasonable investigation fees and reasonable attorneys’ fees incurred in defending such damages) to a third party in connection with a third-party claim.

9.10 Tax Obligations and Indemnification.

(a) Any and all liability of Cargo or any of its Subsidiaries for Taxes for any and all periods prior to the Closing Date and from the operations of Cargo or any of its Subsidiaries prior to the Closing Date shall be the sole responsibility and obligation of the Sellers (including the Significant Shareholders) to the extent that such Tax obligations exceed the aggregate accruals for Taxes reflected on the Closing Balance Sheet (subject to the treatment of highly contingent accruals in Section 9.10(b)); provided, however, that any such excess Tax obligation shall be the responsibility of the Sellers (including the Significant Shareholders) only if, and to the extent that, assuming hypothetically that such excess Tax obligation had been included on the Closing Balance Sheet, and taking into account any other adjustment(s) to the Closing Balance Sheet that would have been required under Financial Accounting Standards Board Statement No. 109 (“FAS 109”) as a result of such inclusion (without regard to any valuation allowance resulting from post-Closing actions), the Final Net Asset Value would have been reduced. Examples of the operation of this Section 9.10(a) are set forth in Exhibit D.

(b) (i) Effective upon the Closing Date, the Sellers (including the Significant Shareholders), without regard to the Basket or the disclosure of any item in the Cargo Disclosure Schedule (except that such disclosure shall be taken into account for purposes of Section 9.10(b)(i)(B)), and without any right of recourse or defense against Cargo or any of its Subsidiaries, shall indemnify and hold harmless the ABX Indemnified Parties from and against all Losses attributable to (A) all Taxes of Cargo and each of its Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date of any taxable period that includes (but does not end on) the Closing Date, (B) the failure of any representation or warranty made pursuant to Section 5.7 (disregarding any materiality qualifier) to be true and correct as of the Closing Date, (C) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Cargo (or any predecessor thereof) or any of its Subsidiaries (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation § 1.1502-6 or any analogous or similar state, local or foreign law or regulation before the Closing Date, and (D) all Taxes resulting from the 767, LLC Spin-Off; provided, however, that this Section 9.10(b) shall apply only to the extent that Losses covered by this Section 9.10(b) exceed the aggregate amount of accruals for Taxes included on the Closing Balance Sheet; and provided further, however, that any such Tax obligation included in such excess Losses shall be the responsibility of the Sellers (including the Significant Shareholders) only if, and to the extent that, assuming hypothetically that such Tax obligation had been included on the Closing Balance Sheet, and taking into account any other adjustment(s) to the Closing Balance Sheet that would have been required under FAS 109 as a result of such inclusion (without regard to any valuation allowance resulting from post-Closing actions), the Final Net Asset Value would have been reduced. Notwithstanding the foregoing, with respect to any such accruals for Taxes that are highly contingent, the Closing Balance Sheet shall include a corresponding receivable in the same amount, with the result that such highly contingent accruals shall not reduce the Final Net Asset Value. If the statute of limitations with respect to any such accrual expires without Cargo and/or any of its Subsidiaries having to pay the related Tax, the receivable will be eliminated without any impact on Sellers. If, however, Cargo and/or any of its Subsidiaries are required to pay any such related Tax, ABX shall be entitled to seek indemnification therefor from Sellers.

(ii) For the avoidance of doubt, the aggregate indemnity obligations of each Significant Shareholder pursuant to this Agreement, together with such Significant Shareholder’s aggregate indemnification obligations pursuant to the Indemnification Agreement, shall be limited to (i) the gross proceeds received by such Significant Shareholder pursuant to the terms of this Agreement (it being understood and agreed that for purposes of this Section 9.10(b)(ii), (x) the Significant Shareholder’s Pro-Rata Share of the Indemnity Escrow Amount deposited by ABX pursuant to the terms of this Agreement and the Escrow Agreement shall be counted as gross proceeds received by such Significant Shareholder pursuant to the terms of this Agreement and (y) the ABX Common Stock Value shall be used to calculate gross proceeds attributable to Transaction Consideration received in ABX Common Stock pursuant to the terms of this Agreement) and (ii) the gross proceeds, if any, received by such Significant Shareholder pursuant to the terms of the Indemnification Agreement less the Expenditures.

(c) In the case of any Tax that is imposed on a periodic basis and is payable for a Tax period that begins before the Closing Date and ends after the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Tax other than a Tax based upon or related to income, sales, gross receipts, wages, capital expenditures or expenses, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the portion of the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income, sales, gross receipts, wages, capital expenditures or expenses, be deemed equal to the amount of Tax which would be payable if the relevant Tax period ended on the Closing Date.

(d) From and after the Closing Date, the Sellers Representative and ABX shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns for Cargo or any of its Subsidiaries and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. ABX agrees to cause Cargo and its Subsidiaries (i) to retain all books and records with respect to Tax matters pertaining to Cargo and its Subsidiaries relating to any taxable period beginning before the Closing Date until the later of the expiration of the seven-year period following the Closing Date and the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the Sellers Representative reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Sellers Representative so requests, ABX shall allow the Sellers Representative to take possession of such books and records.

(e) All tax-sharing agreements or similar agreements with respect to or involving Cargo or any of its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, Cargo shall not be bound thereby or have any liability thereunder; provided, however, that nothing herein shall require the termination by Cargo of agreements with third parties.

(f) The Sellers, on the one hand, and ABX, on the other hand, shall be responsible for and shall pay one-half of all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges, and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement, if any. Each of the parties hereto will, at his, her or its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

(g) Tax Returns. After the Closing, ABX shall have the exclusive obligation and authority to file or cause to be filed all federal, state, local, and foreign Tax Returns that are required to be filed by or with respect to the income, assets, properties and operations of Cargo and its Subsidiaries for (i) all taxable years or other taxable periods ending on or prior to the Closing Date (the “Pre-Closing Period”), (ii) all taxable years or other taxable periods beginning on or before the Closing Date and ending after the Closing Date (the “Overlap Period”) and (iii) all other taxable years or taxable periods; provided, however, with respect to Tax Returns for Pre-Closing Periods, (a) such Tax Returns shall be prepared in a manner consistent with past practices (except with respect to an item that does not meet the Minimum Standard, as defined below); (b) such Tax Returns shall be delivered to Sellers forty-five (45) days prior to the filing of any such Tax Return; (c) within thirty (30) days after receipt of any such Tax Return, Sellers shall notify ABX of any reasonable objections Sellers may have thereto; and (d) prior to filing such Tax Returns, ABX shall make any changes to such Tax Returns so requested by the Sellers, except to the extent that such changes would be inconsistent with past practices or would not meet the Minimum Standard. With respect to Tax Returns for the Overlap Period, to the extent Sellers are (or could be) liable for amounts on such Tax Returns, (x) such Tax Returns shall be prepared in a manner consistent with past practices (except to the extent a position on such Tax Returns or the decision whether or not to file such Tax Returns does not meet the Minimum Standard), (y) such Tax Returns shall not be filed without the prior written consent of Sellers, such consent not to be unreasonably withheld, conditioned or delayed and (z) no later than forty-five (45) days prior to the due date for filing of such Tax Returns, ABX shall provide Sellers with notice, which notice shall (A) set forth ABX’s calculations regarding the amount of such Taxes which ABX determines has given rise to a right of indemnification pursuant to Section 9.10(b) hereof in sufficient detail and particularity to enable Sellers to verify the amount of the required indemnification and (B) include a draft of such Tax Return. Within thirty (30) days after receipt of such Tax Return, Sellers shall notify ABX of any reasonable objections Sellers may have to ABX’s calculations regarding the amount of such Taxes which ABX determined has given rise to a right of indemnification pursuant to Section 9.10(b) hereof and to any items set forth in such draft Tax Returns. ABX and Sellers agree to consult and resolve in good faith any disagreements arising pursuant to this Section 9.10(g), it being understood and agreed that in the absence of any such resolution, any and all such objections as to whether this provision has been complied with shall be determined by the Accounting Firm, which shall act as expert and not as arbitrator and whose determination shall be final and binding. The Accounting Firm shall allocate its costs associated with such determination equally between ABX and the Sellers Representative.

For purposes of this Section 9.10(g), the “Minimum Standard” shall mean that a Tax Return preparer can have a reasonable belief that the tax treatment of an item or position on the Tax Return, a change to the Tax Return or a decision not to file a Tax Return, as applicable, would more likely than not be sustained on its merits.

(h) Controversies. (i) Except as provided in (ii) below, ABX shall, at its sole cost and expense, have the exclusive authority to control any audit or examination by any taxing authority, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to any liability of Cargo or its Subsidiaries for Taxes for any Pre-Closing Period, Overlap Period, or other taxable year or taxable period ending after the Closing Date (the “Post-Closing Period”); provided, however, that (A) neither ABX nor its duly appointed Representative shall, without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed, enter into any settlement of any contest or otherwise compromise any issue that adversely affects or is likely to adversely affect the Tax liability of Sellers or any of its affiliates for any Pre-Closing Period or the portion of the Overlap Period ending on and including the Closing Date, (B) neither ABX nor its Representative shall, without the prior consent of Sellers, which consent shall not be unreasonably withheld, conditioned or delayed, enter into any settlement of any contest or otherwise compromise any issue that would result in a proper reduction in liability accruals for Taxes on the Closing Balance Sheet (unless, as a result of any other adjustment(s) to the Closing Balance Sheet that would be required under FAS 109, the Final Net Asset Value would not have been reduced had such reduction in liability accruals and such other adjustment(s) been made at the time that the Final Net Asset Value was determined pursuant to Section 7.5(e)) or require payment by Sellers of any amount under this Section 9.10 unless ABX shall have waived or caused to be waived for itself and Cargo and its Subsidiaries any right to indemnification for any such amounts from Sellers and (C) ABX shall keep Sellers fully and timely informed with respect to the commencement and status of any audit or examination that adversely affects or is likely to adversely affect the Tax liability of Sellers or any of its affiliates for any Pre-Closing Period or the portion of the Overlap Period ending on and including the Closing Date, and shall, in good faith, allow Sellers, at its sole expense, (1) to make comments to ABX, regarding the conduct of or positions taken in any such proceedings and (2) to participate in, but not control, any such proceedings.

(ii) Notwithstanding Section 9.10(h)(i), if it is (or becomes) clear in any audit or examination that the sole issues that are (or remain) the subject of the audit or examination relate to items for which Sellers are solely liable pursuant to this Agreement (a “Sellers’ Audit”), with respect to such Sellers’ Audit, Sellers and Sellers Representative shall, at their sole cost and expense, have the exclusive authority to control such audit or examination and contest, and resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes; provided, however, that (A) Sellers shall keep ABX fully and timely informed with respect to the commencement and status of any such audit or examination that adversely affects or is likely to adversely affect the Tax liability of ABX or any of its Affiliates, and shall, in good faith, allow ABX, at its sole expense, (1) to make comments to Sellers, regarding the conduct of or positions taken in any such proceedings and (1) to participate in, but not control, any such proceedings and (B) neither Sellers nor Sellers Representative shall, without the prior written consent of ABX, which consent shall not be unreasonably withheld, conditioned or delayed, enter into any settlement of such Sellers Audit that adversely affects or is likely to adversely affect the Tax liability of ABX or any of its Affiliates.

(i) Notification. The ABX Indemnified Parties shall promptly forward to the Sellers Representative all written notifications and other communications from any taxing authority received by them relating to any Tax audit or other proceeding relating to the Tax liability of Cargo or any of its Subsidiaries with respect to a Pre-Closing Period; provided, however, that no delay on the part of the ABX Indemnified Parties shall relieve Sellers from any obligation hereunder unless (and then only to the extent that) Sellers are prejudiced thereby.

(j) Options and Warrants. Notwithstanding anything to the contrary herein, any Tax deduction or loss arising from the purchase and sale of the Cargo Options and the Cargo Warrants pursuant to Sections 3.1(b) and 3.1(c), respectively, shall be claimed in the Pre-Closing Period and shall be taken into account on the Closing Balance Sheet.

(k) Carrybacks. ABX, Cargo and any Subsidiary of Cargo shall be entitled to carry back any net operating loss or other item or attribute from a Post-Closing Period to a Pre-Closing Period. In each such case, ABX, Cargo and such Subsidiary of Cargo, as applicable, shall be entitled to any resulting Tax refund or other Tax benefit; provided, however, that ABX in any such case shall indemnify and hold harmless Sellers from and against any increase in Taxes resulting from such carryback that otherwise would have been the responsibility of Sellers pursuant to this Section 9.10.

(l) Refunds. Except as otherwise provided in Section 9.10(k), any Tax refund (including any interest in respect thereof) received by ABX, Cargo or any of its Subsidiaries, and any amounts of overpayments of Tax credited against Tax which ABX, Cargo or any of its Subsidiaries otherwise would be or would have been required to pay that relate to any taxable period, or portion thereof, ending on or before the Closing Date shall be for the account of Sellers, and ABX shall pay over to Sellers any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto, to the extent that such Tax refund or credit exceeds the receivables for Tax refunds or credits reflected on the Closing Balance Sheet; provided, however, that any such Tax refund or credit shall be for the account of the Sellers only if, and to the extent that, assuming hypothetically that such Tax refund or credit had been included on the Closing Balance Sheet, and taking into account any other adjustment(s) to the Closing Balance Sheet that would have been required under FAS 109 as a result of such inclusion, the Final Net Asset Value would have been increased. Without limiting the generality of the foregoing, the parties anticipate that Cargo and its Subsidiaries will receive a substantial refund with respect to Taxes on their final Tax Returns for the Pre-Closing Period and that such refund will be booked as a receivable on the Closing Balance Sheet. Accordingly, when Cargo and/or any of its Subsidiaries receive such refund, such refund shall be for the account of ABX and not for Sellers.

(m) Amended Tax Returns. Except as otherwise provided in Section 9.10(k), Sellers or an Affiliate of Sellers may, in its sole and absolute discretion, amend any Tax Return filed or required to be filed for any taxable years or periods ending on or before the Closing Date; provided, however, that neither Sellers nor any Affiliate of Seller shall amend any such Tax Return that materially and adversely affects or may materially and adversely affect the Tax liability of ABX, Cargo or any Affiliate of the foregoing for any period ending after the Closing Date, including the portion of any Overlap Period that is after the Closing Date, without the prior consent of ABX, which consent shall not be unreasonably withheld, conditioned or delayed.

(n) Tax Benefit. If Sellers make any payment under Section 9.3 or this Section 9.10 or for any Pre-Closing Period or the portion of the Overlap Period ending on and including the Closing Date and the payment of such Tax liability gives rise to a United States federal, state, local or foreign Tax benefit to ABX, Cargo or their Affiliates, then ABX shall pay to Sellers the amount of such Tax benefit as such Tax benefit is actually recognized by ABX , Cargo or their Affiliates, as applicable. The determination of any such Tax benefit shall be made in good faith by ABX and, if requested by Sellers, shall be verified in writing by an independent certified public accounting firm selected by Sellers. For this purpose, the term “Tax benefit” means, with respect to a taxable year of a Person and without duplication, the excess, if any, of (i) such Person’s cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the payment at issue for all taxable years, over (ii) such Person’s actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the payment at issue for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items claimed for any taxable year); provided, however, that if all or a portion of the Tax benefit associated with a payment is expected to reduce such Person’s Taxes in one or more taxable years subsequent to the taxable year in which an indemnification payment is due pursuant to this Agreement, the Tax benefit for the taxable year in which such indemnification payment is due shall be equal to the portion, if any, of such Tax benefit that actually reduces such Person’s Taxes as described above for such taxable year (and/or one or more prior taxable years), with the indemnifying party making the indemnification payment without reduction for any future Tax benefits, on a present-value basis or otherwise; and provided further, however, that to the extent the indemnified party recognizes Tax benefits with respect to a payment in any future taxable year(s) with respect to which the indemnified party has received one or more indemnification payments, the indemnified party shall pay the amount of such Tax benefits to the indemnifying party as such Tax benefits are actually recognized by the indemnified party (but not in excess of the indemnification payment(s) actually received from the indemnifying party with respect to the payment generating the Tax benefits).

(o) Section 338 Election. ABX shall not make an election under Section 338 of the Code with respect to the purchase of the shares of Cargo or any of its Subsidiaries or Affiliates. ABX shall indemnify and hold Sellers harmless for any increase in Sellers’ liability for Taxes which results from the failure of ABX to satisfy its obligations under this Section 9.10(o).

(p) Sole Remedy. Notwithstanding anything to the contrary in this Agreement, the indemnification provisions of this Section 9.10 shall be the sole and exclusive remedy relating to Taxes and shall not be subject to the Basket. All representations and warranties contained in Section 5.7 of this Agreement relating to Taxes shall survive the Closing and continue in effect until the expiration of the applicable statute of limitations. All covenants and agreements contained in this Agreement relating to Taxes shall survive the Closing in accordance with their terms.

(q) Significant Shareholders. If, and to the extent that, the Escrow Fund is no longer available to satisfy the Sellers’ indemnification obligations pursuant to this Section 9.10, the Significant Shareholders shall bear one-hundred percent (100%) of any remaining indemnification obligations pursuant to this Section 9.10 in proportion to their respective Significant Shareholder Relative Consideration Percentages, subject to Section 9.10(b)(ii).

9.11 Escrow Fund.

(a) At the Closing, the Indemnity Escrow Amount will be deposited by ABX with, and will be held by, the Escrow Agent pursuant to the terms of the Escrow

Agreement. The Indemnity Escrow Amount shall initially constitute the Escrow Fund, which fund shall be governed and distributed in accordance with the terms and conditions set forth in the Escrow Agreement.

(b) The parties agree that the Escrow Agreement shall provide that (i) if the Closing Date is on or prior to December 31, 2007, on the earlier to occur of (A) the 60th day following the receipt by ABX from its independent auditors of the consolidated financial statements of ABX for the year ended December 31, 2007 and (B) April 30, 2008 or (ii) if the Closing Date is after December 31, 2007, on the later to occur of (A) the 60th day following the receipt by ABX from its independent auditors of the consolidated financial statements of ABX for the year ended December 31, 2007, (B) April 30, 2008 and (C) the 90th day following the Closing Date (such date, the “Audit Distribution Date”), ABX and the Sellers Representative shall direct the Escrow Agent to distribute in accordance with the terms and conditions of the Escrow Agreement such amount from the Escrow Fund so that the remaining balance of the Escrow Fund following the Audit Distribution Date equals $15,000,000 plus the aggregate amount of the value of any unresolved indemnification claims asserted by any ABX Indemnified Party in accordance with the terms and conditions of this Agreement between the Closing Date and the Audit Distribution Date.

(c) The parties agree that the Escrow Agreement shall provide that on the first Business Day following the 18 month anniversary of the Closing Date (the “Escrow Distribution Date”), ABX and the Sellers Representative shall direct the Escrow Agent to distribute in accordance with the terms and conditions of the Escrow Agreement the then remaining balance of the Escrow Fund less the aggregate amount of the value of any unresolved indemnification claims asserted by any ABX Indemnified Party in accordance with the terms and conditions of this Agreement between the Closing Date and the Escrow Distribution Date.

9.12 Transaction Consideration Adjustment.

All indemnification payments made pursuant to this Article IX shall be treated as adjustments to the Transaction Consideration.

9.13 Effect of Due Diligence Examinations.

No right of indemnification hereunder shall be limited by reason of any investigation or audit conducted before or after the Closing or the knowledge of any party or a Representative of a party of any breach of a representation, warranty, covenant or agreement under this Agreement by another party at any time, or the decision of any party to complete the Closing; provided, however, that if at the time of the execution of this Agreement any party has knowledge (or Knowledge in the case of Cargo, ABX or Acquisition) that a representation or warranty in this Agreement by another party is inaccurate (to be distinguished from having knowledge (or Knowledge in the case of Cargo, ABX or Acquisition) of underlying facts or access to underlying facts that could establish an inaccuracy but not actually recognizing that inaccuracy), such knowing party cannot subsequently make a claim for that inaccuracy, it being understood that, solely for purposes of the proviso, the Knowledge of Cargo at the time of the execution of this Agreement shall be deemed to be the knowledge of the Sellers; provided, further, that the foregoing limitation shall not apply to any right to indemnification pursuant to Section 9.10 (with the exception of Section 9.10(b)(i)(B)) of this Agreement.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1 Termination.

This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written agreement of ABX and Cargo by action of their respective Boards of Directors;

(b) by (i) ABX if the transactions contemplated by this Agreement shall not have been consummated by the 270th day after the date hereof or (ii) by Cargo if the transactions contemplated by this Agreement shall not have been consummated by February 1, 2008; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose breach (or (A) in the case of ABX, any breach by Acquisition or (B) in the case of Cargo, any breach by the Significant Shareholders) of any provision of this Agreement proximately causes the failure of a condition to the consummation of the transactions contemplated by this Agreement;

(c) by either Cargo or ABX if a Governmental Authority shall have issued an Order having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which Order is final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any party whose breach (or (A) in the case of ABX, any breach by Acquisition or (B) in the case of Cargo, any breach by the Significant Shareholders) of any provision of this Agreement proximately causes such Order;

(d) by ABX, if by reason of a breach of any representation, warranty or covenant made by Cargo or any Significant Shareholder in this Agreement such that Section 8.2(a) or 8.2(b) would not be satisfied and such breach is not curable or, if curable, has not been cured within 30 days following receipt by Cargo of notice from ABX of such breach;

(e) by Cargo if by reason of a breach of any representation, warranty or covenant made by ABX or Acquisition in this Agreement such that Section 8.3(a) or 8.3(b) would not be satisfied and such breach is not curable or, if curable, has not been cured within 30 days following receipt by ABX of notice from Cargo of such breach; or

(f) subject to ABX making the payment provided for in Section 7.3(a)(iii) simultaneously therewith, by ABX if ABX or an Affiliate of ABX enters into a definitive acquisition agreement with ASTAR Air Cargo Holdings LLC or an Affiliate thereof.

10.2 Notice of Termination; Effect of Termination.

Any termination of this Agreement under Section 10.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect, and there will be no liability or obligation on the part of any party hereto (or any of their respective Representatives or Affiliates); provided that (i) the provisions set forth in Section 7.1(e), Section 7.3(a), this Section 10.2 and Article XI shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from any liability resulting from any willful breach by such party of this Agreement.

ARTICLE XI

MISCELLANEOUS

11.1 Governing Law; Jurisdiction and Venue.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. For all actions, suits and proceedings arising out of or relating to this Agreement, the parties hereby irrevocably and unconditionally (i) consent to the personal jurisdiction of the United States District Court for the Southern District of New York located in the City of New York or, in absence of jurisdiction, the Supreme Court of New York located in the City of New York and (ii) waive any defense or objection to proceeding in such court, including those objections and defenses based on an alleged lack of personal jurisdiction, improper venue and forum non-conveniens.

11.2 Waiver of Jury Trial.

In the event that any dispute shall arise between ABX or Acquisition, on the one hand, and Cargo or any of the Significant Shareholders, on the other hand, and litigation ensues, with respect to any litigation arising out of or related to this Agreement, the parties expressly waive any right they may have to a jury trial and agree that any such litigation shall be tried by a judge without a jury.

11.3 Severability.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

11.4 Notices.

All notices, consents, requests, instructions, approvals and other communications provided for herein shall be validly given, made or served if in writing and delivered personally or sent by certified mail (return receipt requested), postage prepaid, or recognized national or international air courier or by facsimile transmission with delivery confirmed:

if to ABX or Acquisition:

ABX Holdings, Inc.

145 Hunter Drive

Wilmington, Ohio 45177

Attn: W. Joseph Payne, Vice-President, General Counsel and Secretary

Fax: 937-382-2452

with a copy to:

Vorys, Sater, Seymour and Pease LLP

221 East Fourth Street, Suite 2000

Cincinnati, Ohio 45201

Attn: Roger E. Lautzenhiser

Fax: (513) 852-8490

if to Cargo:

Cargo Holdings International, Inc.

7100 TPC Drive, Suite 100

Orlando, FL 32822

Attn: President

Fax: (407) 517-0301

with copies to:

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

Attn: Anthony F. Kahn, Esq.

Fax: (212) 354-8113

and

Troutman Sanders LLP

600 Peachtree Street, Suite 5200

Atlanta, GA 30308

Attn: W. Brinkley Dickerson, Jr., Esq.

Fax: (404) 962-6743

if to ACI International, Inc.:

Briggs & Morgan, P.A.

2200 IDS Center

80 South 8th Street Minneapolis, Minnesota 55402-2157

Attn: Brian D. Wenger, Esq.

Fax: (612) 977-8650

if to Mass Mutual Life Insurance Company and its Affiliates:

c/o David L. Babson & Company

1500 Main Street, Suite 2800

Springfield, Massachusetts 01115

Attn: Steven J. Katz, Esq.

Fax: (413) 226-2688

if to Aviation Capital Group Corp. and its Affiliates:

Aviation Capital Group Corp.

610 New Port Center Drive, 14th Floor

Newport Beach, California 92660

Attn: Loren M. Dollett

Fax: (949) 759-5675

with copies to:

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

Attn: Anthony F. Kahn, Esq.

Fax: (212) 354-8113

if to Minnesota Fox II, LLC:

Minnesota Fox II, LLC

c/o Peter F. Fox

7100 TPC Drive

Suite 100

Orlando, Florida 32822

Fax: (407) 517-0302

if to the Sellers Representative:

c/o David L. Babson & Company

1500 Main Street, Suite 2800

Springfield, Massachusetts 01115

Attn: Steven J. Katz, Esq.

Fax: (413) 226-2688

or, in each case, at such other address, or facsimile as may be specified in writing to the other parties.

11.5 Waiver.

Any party may waive compliance by another party with any of the provisions of this Agreement. No waiver of any provisions shall be construed as a waiver of any other provision or a future waiver of any provision hereof. Any waiver cannot be implied and must be in writing to be effective.

11.6 Assignment.

This Agreement shall be binding upon and inures to the benefit of parties hereto and their respective successors and assigns. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties.

11.7 Complete Agreement.

This Agreement (including any schedules and exhibits hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

11.8 Amendment.

Subject to the provisions of Applicable Law, at any time prior to the Closing Date, the parties hereto may modify or amend this Agreement, only by written agreement executed and delivered by duly authorized officers of the respective parties.

11.9 Counterparts.

This Agreement may be executed in several counterparts and by facsimile or electronic transmission, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument.

11.10 No Third Party Beneficiaries.

Except as expressly provided herein, each party hereto intends that nothing in this Agreement shall benefit, create any right, remedy or cause of action in, or be enforceable by or on behalf of, any Person other than the parties to this Agreement.

11.11 Obligations of ABX and Cargo.

Whenever this Agreement requires an Affiliate of ABX to take any action, such requirement shall be deemed to include an undertaking on the part of ABX to cause such Affiliate to take such action. Whenever this Agreement requires an Affiliate of Cargo to take any action, such requirement shall be deemed to include an undertaking on the part of Cargo to cause such Affiliate to take such action and, after the Closing Date, on the part of Cargo to cause such Affiliate to take such action. In recognition of the fact that, prior to the ABX Holding Company Reorganization, neither ABX nor Acquisition has any assets or liabilities other than nominal assets or liabilities, ABX Air, as evidenced by the Guaranty appended hereto, shall be responsible for any liabilities or obligations of ABX and Acquisition under this Agreement (including, without limitation, those set forth in Section 7.3), and Cargo and the Sellers shall look to ABX Air to satisfy any such obligations and liabilities, without the necessity of pursuing ABX or Acquisition. Prior to the ABX Holding Company Reorganization, ABX Air shall be a third party beneficiary under this Agreement and shall be entitled to enforce all rights of ABX and Acquisition under this Agreement.

11.12 Captions.

The table of contents and headings contained in this Agreement are for reference purposes only, do not constitute part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

11.13 Specific Performance.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

11.14 Appointment of Sellers Representative.

Each Significant Shareholder hereby, and each Seller that is not a Significant Shareholder (i) upon execution and delivery of the Joinder Agreement in respect of such Seller’s Cargo Common Shares, (ii) upon execution and delivery of the Joinder Agreement in respect of such Seller’s Cargo Options and (iii) upon execution and delivery of the Joinder Agreement in respect of such Seller’s Cargo Warrants, constitutes and appoints the Sellers Representative as his, her or its true and lawful attorney-in-fact to act for and on behalf of such Seller in all matters relating to or arising out of this Agreement, including specifically, but without limitation: (a) to act for such Seller with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of Sellers and to transact matters of litigation; (b) to negotiate, execute and deliver all waivers under and amendments to this Agreement, ancillary agreements (including, without limitation, the

Escrow Agreement), certificates and documents that Sellers Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement; (c) to receive funds, make payments of funds, give receipts for funds, including in respect of any Net Asset Value Adjustment, and execute and deliver written instructions to the Escrow Agent on behalf of Sellers; (d) to receive funds pursuant to the release from the Escrow Fund or otherwise for the payment of expenses of Sellers, and apply such funds in payment for such expenses; (e) to withhold amounts otherwise due to any Seller to compensate Sellers Representative or any other Seller for, and to the extent of, the breach by any such Seller of this Agreement, and for the payment of any claim for indemnification contemplated by this Agreement; (f) to condition the disbursement of any funds to any Seller pursuant to this Agreement or the Escrow Agreement upon receipt of an undertaking from such Seller to provide such Seller’s proportionate amount of any claim for indemnification contemplated by this Agreement; and (g) to do or refrain from doing any further act or deed on behalf of Sellers that Sellers Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as Sellers could do if personally present. Each such Seller agrees to be fully bound by the acts, decisions, consents, instructions and agreements of Sellers Representative taken and done pursuant to the authority herein granted, and each Seller hereby confirms that (i) Sellers Representative shall do or cause to be done by virtue of his appointment as Sellers Representative of Sellers all such things and (ii) ABX, Acquisition and the Escrow Agent may rely on such acts, decisions, consents, instructions and agreements of Sellers Representative. Each Seller hereby agrees to indemnify and to save and hold harmless Sellers Representative from any Losses incurred by Sellers Representative based upon or arising out of any act, whether of omission or commission, of Sellers Representative pursuant to the authority herein granted, other than acts, whether of omission or commission, of Sellers Representative that constitute gross negligence or willful misconduct in the exercise by Sellers Representative of the authority herein granted. Sellers Representative, or any successor hereafter appointed, may resign and shall be discharged of his duties hereunder upon the appointment of a successor Sellers Representative, as hereinafter provided; provided, that in the event such proposed successor is not an Affiliate of an Significant Shareholder, such appointment shall not be effective without the written consent of ABX, which consent shall not be unreasonably withheld. In case of such resignation, or in the event of the death or inability to act of the then-acting Sellers Representative, a successor shall be named from among Sellers by Sellers holding a majority of the Cargo Common Shares immediately prior to Closing; provided, that in the event such proposed successor is not an Affiliate of an Significant Shareholder, such successor shall be subject to the approval of ABX, which approval shall not be unreasonably withheld. Each such successor Sellers Representative shall have all the power, authority, rights and privileges hereby conferred upon the original Sellers Representative, and the term “Sellers Representative” as used herein shall be deemed to include such successor Sellers Representative. The appointment of Sellers Representative shall be deemed coupled with an interest and shall be irrevocable, and ABX and any other Person (including, without limitation, the Escrow Agent) may conclusively and absolutely rely, without inquiry, upon any action of Sellers Representative in all matters referred to herein. All notices required to be made or delivered by ABX to Sellers shall be made to Sellers Representative for the benefit of Sellers and shall discharge in full all notice requirements of ABX to Sellers with respect thereto. ABX may conclusively rely upon, without independent verification or investigation, all decisions made by Sellers Representative in connection with this Agreement as being the decisions of Sellers with respect thereto. The Sellers Representative hereby accepts appointment as the “Sellers Representative” under this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

ABX HOLDINGS, INC.

By	/s/ Joseph C. Hete
Name:	Joseph C. Hete
Title:	President and CEO

CHI ACQUISITION CORP.

By	/s/ Joseph C. Hete
Name:	Joseph C. Hete
Title:	President and CEO

CARGO HOLDINGS INTERNATIONAL, INC.

By	/s/ Peter F. Fox
Name:	Peter F. Fox
Title:	President

ACI INTERNATIONAL, INC.

By:	/s/ Raymond W. Zehr, Jr.
Name:	Raymond W. Zehr, Jr.
Title:	President

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By Basson Capital Management LLC
As investment advisor

By:	/s/ Richard E. Spencer III
Name:	Richard E. Spencer III
Title:	Managing Director

MASSMUTUAL CORPORATE VALUE PARTNERS LIMITED

By Massachusetts Mutual Life Insurance Co.
As Collateral Manager

By:	/s/ Steven J. Katz
Name:	Steven J. Katz
Title:	2nd Vice Pres. & Assoc. Gen. Counsel

MASSMUTUAL HIGH YIELD PARTNERS II, LLC

By HYP Management LLC
As Managing Member

By:	/s/ Richard E. Spencer III
Name:	Richard E. Spencer III
Title:	Vice President

MINNESOTA FOX II, LLC

By:	/s/ Peter F. Fox
Name:	Peter F. Fox
Title:	Manager

AVIATION CAPITAL GROUP CORP

By:	/s/ R. Stephen Hannahs
Name:	R. Stephen Hannahs
Title:	CEO and Group Managing Director

ACG ACQUISITION XX LLC

By:	/s/ R. Stephen Hannahs
Name:	R. Stephen Hannahs
Title:	Manager

ACG ACQUISITION XXVIII LLC

By:	/s/ R. Stephen Hannahs
Name:	R. Stephen Hannahs
Title:	Manager

GUARANTY

From the date hereof until the consummation of the ABX Holding Company Reorganization, ABX Air, Inc. hereby unconditionally, absolutely and irrevocably guarantees, as a primary obligor and not as a surety, to Cargo and the Significant Shareholders the prompt and complete payment and performance when due of all obligations of ABX and Acquisition in this Agreement.

ABX AIR, INC.

By:	/s/ W. Joseph Payne
Name:	W. Joseph Payne
Title:	Vice President, General Counsel & Secretary

EXHIBIT A

Form of Escrow Agreement

EXHIBIT B

Net Asset Value Accounting Principles and Practices

EXHIBIT C

Form of FIRPTA Certificate

EXHIBIT D

Examples of Operation of Section 9.10

For example, assume that upon audit the Internal Revenue Service disallows depreciation of Cargo for a period prior to the Closing Date that may be claimed for a period after the Closing Date, resulting in a tax liability of $1,000,000 and a $100,000 interest charge. Further assume that the unused accruals for Taxes reflected on the Closing Balance Sheet are $399,000. Had the $1,100,000 been included on the Closing Balance Sheet, a $1,000,000 deferred tax asset (or a $1,000,000 decrease in deferred tax liabilities) also would have been required under FAS 109 to be included on the Closing Balance Sheet, and the Final Net Asset Value would have been reduced by $100,000. Because the $399,000 of unused accruals exceeds the net $100,000 reduction, ABX would be responsible for the entire $1,100,000 liability, and the amount of unused accruals thereafter would be $299,000. As another example, in contrast to the foregoing treatment of a temporary difference, if an audit results in a permanent difference (such as the disallowance of meal and entertainment expenses), there would be no offsetting adjustment to the deferred Tax balance. In that case, the Sellers would be responsible for the entire amount of the resulting Tax liability in excess of the unused accruals.

ANNEX I

SIGNIFICANT SHAREHOLDER RELATIVE CONSIDERATION PERCENTAGE